CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit No. 10.57

CONFIDENTIAL
EXECUTION COPY

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into as of August 1, 2016 (the “Effective Date”), by and between ADVAXIS, INC., a corporation organized under the laws of the State of Delaware (“Advaxis”), having an address of 305 College Road East, Princeton, New Jersey 08540, and AMGEN INC., a corporation organized under the laws of the State of Delaware (“Amgen”), having an address of One Amgen Center Drive, Thousand Oaks, California 91320.

Recitals

Whereas, Advaxis has developed the Program and possesses rights to certain patents and other intellectual property related thereto;

Whereas, the parties hereto intend to enter into a collaboration for the development, manufacture and commercialization of Products, subject to the terms and conditions of this Agreement;

Whereas, Amgen desires to obtain from Advaxis, and Advaxis desires to grant to Amgen, an exclusive license to research, develop and commercialize Products, subject to the terms and conditions of this Agreement; and

Whereas, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into a stock purchase agreement, dated as of the date of this Agreement, providing for the purchase by Amgen of common stock of Advaxis.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Advaxis and Amgen hereby agree as follows:

1.	DEFINITIONS

1.1 “Advaxis Background Patents” means any and all Patents that Advaxis or any of its Affiliates Controls that Covers Advaxis Know-How, excluding Advaxis Invention Patents. Advaxis Background Patents include such patents as identified on Schedule 1.1.

1.2 “Advaxis Invention” means any Invention invented solely by Advaxis or its Affiliates or by any of their employees or contractors.

1.3 “Advaxis Invention Patent” means a Patent Controlled by Advaxis or its Affiliates that arises from the performance of the activities under this Agreement and Covers an Advaxis Invention.

1.4 “Advaxis Know-How” means all Know-How that Advaxis or any of its Affiliates Controls as of the Effective Date or during the Early Development Term and that (x) is reasonably necessary or useful to research, develop, make, have made, use, export, sell and offer for sale or otherwise exploit Products in the Field in the Territory, (y) was used by Advaxis and its Affiliates in its research and development of the Program prior to the Effective Date, or (z) that is used by Advaxis or its Affiliates to perform the Early Development Plan on or after the Effective Date, excluding Advaxis Inventions.

1.5 “Advaxis Patents” means all Advaxis Invention Patents and Advaxis Background Patents, as applicable.

1.6 “Advaxis Technology” means the Advaxis Know-How, Advaxis Inventions and Advaxis Patents.

1.7 “Affiliate” means, with respect to a given Person, any Person that, directly or indirectly, through one or more intermediaries, is controlled by, controls, or is under common control with such party, as the case may be, but for only so long as such control exists. As used in this Section 1.7, “control” shall mean direct or indirect beneficial ownership of more than 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity or economic interest of a Person, or the power, whether pursuant to a contract, ownership of securities or otherwise, to direct the management and policies of a Person.

1.8 “Amgen Background Patents” means any and all Patents that Amgen or any of its Affiliates Controls as of the Effective Date or during the Early Development Term that (i) claim or Cover Amgen Know-How, or (ii) would be infringed by the performance of Advaxis’ obligations hereunder, excluding Amgen Invention Patents.

1.9 “Amgen Invention” means any Invention invented solely by Amgen or its Affiliates or Sublicensees or by any of their employees or contractors.

1.10 “Amgen Invention Patent” means a Patent Controlled by Amgen or its Affiliates that arises from the performance of the activities under this Agreement and Covers an Amgen Invention.

1.11 “Amgen Know-How” means all Know-How that Amgen or any of its Affiliates Controls as of the Effective Date or during the Early Development Term (subject to Section 14.6), excluding Amgen Inventions, which Know-How (i) is disclosed by Amgen to Advaxis, in Amgen’s sole discretion and is reasonably necessary or useful for Advaxis to perform the obligations and other activities set forth in the Early Development Plan, or (ii) is used by Amgen or its Affiliates, in research and development of the Program on or after the Effective Date.

1.12 “Amgen Patents” means all Amgen Background Patents and Amgen Invention Patents.

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1.13 “Amgen Senior Executive” means an executive of Amgen with a title of Senior Vice President or Executive Vice President.

1.14 “Amgen Technology” means the Amgen Know-How, Amgen Inventions and the Amgen Patents.

1.15 “Ancillary Agreement” means any Supply Agreement, Quality Agreement or Pharmacovigilance Agreement.

1.16 “BLA Filing Date” means the date of the filing of a Biologic Licensing Application, including all supplements and amendments thereto, for the approval to market a Product by the FDA.

1.17 “Blocking Patents” means as to a Product, any Patent rights of a Third Party that claim, in a particular country, the composition or use of such Product, and which such Patent rights would be infringed by the manufacture, use, offer for sale, sale, import or export of such Product in such country.

1.18 “Calendar Quarter” means each respective period of three consecutive months ending on March 31, June 30, September 30, and December 31.

1.19 “Calendar Year” means each respective period of 12 consecutive months ending on December 31.

1.20 “Change of Control” means with respect to a specified party: (a) the acquisition, directly or indirectly, by a Person or “group” (whether in a single transaction or multiple transactions) of more than 50% of the voting power of such party or of beneficial ownership of (or the right to acquire such beneficial ownership) of more than 50% of the outstanding equity or convertible securities of such party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, the sale of substantially all assets of, or similar corporate transaction involving such party (whether or not including one or more wholly owned subsidiaries of such party), other than: (i) transactions involving solely such party and one of more Affiliates, on the one hand, and one or more of such party’s Affiliates, on the other hand, and/or (ii) transactions in which the stockholders of such party immediately prior to such transaction hold at least 50% of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) the adoption of a plan relating to the liquidation or dissolution of such party. For purposes of this definition, the terms “group” and “beneficial ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder in effect as of the Effective Date.

1.21 “Combination Product” means a Product sold in combination with other pharmaceutical products.

1.22 “Commercially Reasonable Efforts” means, with respect to a party and an obligation to conduct a particular activity pertaining to the research, development or commercialization obligations hereunder, that level of efforts and resources reasonably required to carry out such obligation consistent with the efforts commonly used by a similarly situated company in the biopharmaceutical industry with respect to a biopharmaceutical product which is of similar market potential and at a similar stage in its development or product life, and other relevant factors such as efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, profitability and other technical, legal, scientific or medical factors. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the party: promptly assign responsibility for such obligation to specific employee(s) or management team, which employees or team are responsible for progress and monitor such progress on an on-going basis, set annual objectives for carrying out such obligations, and allocate resources designed to advance progress with respect to such objectives. Notwithstanding the foregoing, to the extent that the performance of a party’s obligations hereunder is impaired by the other party’s failure to perform its obligations hereunder, the determination of whether such first party has used Commercially Reasonable Efforts in performing a given obligation will be determined in the context of such other party’s failure.

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1.23 “Confidential Information”, of a party, means confidential or proprietary information, whether written, oral or in any other form, disclosed by such party to the other party, including any of the foregoing of Third Parties. “Confidential Information” shall also include information exchanged prior to the date hereof by either party pursuant to the Nondisclosure Agreement. “Confidential Information” includes the following, which are transferred, disclosed or made available by the disclosing party:

(a)	confidential and proprietary technical and commercial information, Know-How, drawings, specifications, models and/or designs relating to development, manufacture, production, registration, promotion, distribution, marketing, performance or sale(s);

(b)	experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs;

(c)	biological, chemical or physical materials provided under this Agreement;

(d)	reports provided under this Agreement; and

(e)	subject to Section 11.5, the terms of this Agreement, including correspondence and notices provided under this Agreement.

1.24 “Control” or “Controlled” means, with respect to any Know-How, Patent or other intellectual property right, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one party to the other party under the terms of this Agreement) of a party or its Affiliates to grant access, a license or a sublicense of or under such Know-How, Patent or other intellectual property rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without (i) breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party, in each case in existence as of the time such party or its Affiliates would first be required hereunder to grant the other party such access, license or sublicense, or (ii) requiring any payment (whether or not then due and payable) with respect to the grant or exercise of such access, license or sublicense under any agreement with any Third Party in place as of the time such party would first be required hereunder to grant such access and license or sublicense (unless the other party agrees in writing to be responsible for such payments).

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1.25 “Cover” means, with respect to a product and a Patent, that, in the absence of a (sub)license under, or ownership of, such Patent, the making, using, importing, offering for sale, selling or exporting of such product with respect to a given country would infringe a Valid Claim of such Patent, or with respect to a patent application, any claim of such patent application as if it were contained in an issued patent. Cognates of the word “Cover” or “cover” shall have correlative meanings.

1.26 “Early Development Plan” means the development plan to be conducted by the parties during the Early Development Term, which shall include the development budget during the Early Development Term, as promptly approved by the JSC following the Effective Date, and as such plan may be periodically reviewed by the JSC (as may be requested by any party) and amended by the JSC pursuant to Section 2.3.

1.27 “Early Development Term” means the period from the Effective Date until the POC Date, unless this Agreement is terminated earlier in accordance with Article 11.

1.28 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.29 “Field” means any and all uses.

1.30 “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale of such Product by Amgen or any of its Affiliates or Sublicensees to a Third Party for end use or consumption in such country after Regulatory Approval has been granted with respect to such Product in such country; provided, that “First Commercial Sale” shall not include any sale (i) by Amgen to an Affiliate or Sublicensee, or (ii) sale, disposal or use of a Product for marketing, regulatory, development or charitable purposes, such as clinical trials, pre-clinical trials, compassionate use, named patient use, or indigent patient programs, without consideration.

1.31 “GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

1.32 “GCP” means the then-current good clinical practices officially published by the FDA and under the ICH, and comparable regulatory standards in jurisdictions outside the U.S., that may be in effect from time to time.

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1.33 “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the U.S., that may be in effect from time to time.

1.34 “GMP” means then-current good manufacturing practices required by the FDA, as set forth in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, for the manufacture and testing of biopharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of biopharmaceutical materials in jurisdictions outside the U.S., that may be in effect from time to time. For clarity, GMP shall include applicable quality guidelines promulgated under the ICH.

1.35 “ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.36 “IND” means an investigational new drug application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.37 “Initiation” , with respect to a clinical trial, means the first dosing of a subject in such clinical trial.

1.38 “Inventions” means all inventions, whether or not patentable, that are invented in the course of performing activities under this Agreement.

1.39 “Joint Invention” means any Invention invented, jointly by, on the one hand, Amgen or its Affiliates or Sublicensees or by any of their employees or contractors, and, on the other hand, Advaxis or its Affiliates or by any of their employees or contractors, in the course of performing activities under this Agreement.

1.40 “Joint Invention Patent” means any Patent for a Joint Invention, which Patent arises from the performance of the activities under this Agreement and Covers such Joint Invention.

1.41 “Know-How” means all techniques, technology, trade secrets, inventions (whether patentable or not), methods, processes, know-how, data and results (including all research data, clinical pharmacology data, chemistry-manufacture-controls data (including analytical and quality control data and stability data), pre-clinical data and clinical data), regulatory documents and filings, and all other scientific, clinical, regulatory, manufacturing, marketing, financial and commercial information.

1.42 “Lm-LLO Technology” means technology utilizing live attenuated Listeria monocytogenes bioengineered to secrete antigen/adjuvant fusion proteins.

1.43 “Materials” means any materials that are required for, or as an input to, the production or administration of a Product, including any active and inactive components thereto.

1.44 “MSKCC Agreement” means the Collaborative Research Agreement, dated as of October 5, 2015, by and between Memorial Sloan Kettering Cancer Center and Advaxis.

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1.45 “Net Sales” means, with respect to the sale of a unit of Product, the gross amounts invoiced by Amgen or any of its Affiliates or Sublicensees to Third Parties for sales of such Product, less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to the sale of such unit of Product by Amgen or any of its Affiliates or Sublicensees using GAAP applied on a consistent basis:

(a)	credits or allowances actually granted for defective or damaged Product, returns or rejections of Product (including allowances for spoiled, outdated, or withdrawn Product), price adjustments and billing errors;

(b)	governmental and other rebates, refunds and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c)	normal and customary trade, cash, prompt payment and/or and quantity discounts, allowances and credits actually allowed or paid and mandated discounts;

(d)	sales taxes, VAT taxes, excise taxes, use taxes and other taxes and duties paid in relation to such Product and any other equivalent governmental charges imposed upon the importation, use or sale of Product;

(e)	reasonable fees paid to wholesalers, distributors, selling agents (excluding any sales representatives of Amgen or any of its Affiliates or Sublicensees), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to such Product;

(f)	2% of gross sales to cover items such as bad debt, freight or other transportation charges, insurance charges, additional special packaging and other governmental charges; and

(g)	retroactive price reductions actually granted to the Third Party applicable to sales of such Product.

Net Sales shall not include sales to Affiliates, Sublicensees or contractors engaged by Amgen to develop, promote, co-promote, market, sell or otherwise distribute Product, solely to the extent that such Affiliate, Sublicensees or contractor purchasing the Product will resell such Product to a Third Party. However, subsequent sales of Product by such Amgen Affiliates, Sublicensees or contractors to a Third Party shall be included in the Net Sales when sold in the market for end-user use. For the avoidance of doubt, sales of a Product at or below Amgen’s actual cost of goods for such Product for use in conducting clinical trials of such Product in a country in order to obtain the Regulatory Approval of such Product in such country shall be excluded from Net Sales calculations for all purposes. Also, notwithstanding anything to the contrary above, sales of a Product at or below Amgen’s actual cost of goods for such Product for any compassionate use or named patient sales shall be excluded from Net Sales calculations.

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In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions).

In the event that Product is sold as part of a financial bundle with other products or included in financial package deals to customers and in such case, the price of Product relevant for the calculation of Net Sales will be the average invoiced sales price of Product in the preceding Calendar Quarter sold separately less the average discount of all products sold as part of such bundle or package.

For Net Sales of a Combination Product, the Net Sales applicable to such Combination Product in a country will be determined by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the actual price of the Product that is included in such Combination Product in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the actual prices of all other products with which such Product is combined in such Combination Product, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because values for such Product or such other products with which such Product is combined are not available separately in a particular country, then the parties shall discuss an appropriate allocation for the fair market value of such Product and such other products with which such Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account, in the Territory, variations in potency, the relative contribution of each therapeutically active ingredient, and relative value to the end user of each therapeutically active ingredient.

1.46 “Nondisclosure Agreement” means the confidential disclosure agreement between the parties dated as of April 27, 2015, as amended and including all subsequent addendums.

1.47 “Patents” means (i) all patents, priority patent filings and patent applications, and (ii) any renewal, divisional, continuation (in whole or in part), or request for continued examination of any of such patents, and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reviews, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.48 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.49 “Phase 1 Clinical Trial” means a study in humans, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 CFR §312.21(a) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.50 “Phase 2 Clinical Trial” means a study in humans for which a primary endpoint is a preliminary determination of efficacy in patients with the disease being studied, as more fully defined in 21 CFR §312.21(b) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

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1.51 “Phase 2 Package” means, with respect to any Phase 2 Clinical Trial, (a) the final study report from such Phase 2 Clinical Trial, including completed case report forms, as and to the extent available, for all patients who participated in the Phase 2 Clinical Trial, and (b) the status of and reasonable access to available results and data of all ongoing studies (including preclinical and clinical) with respect to the Product. For purposes of this definition, the study report shall be deemed “final” at such time as such report is in the form that will be filed with the FDA.

1.52 “Phase 3 Clinical Trial” means a controlled study in humans that is performed after preliminary evidence suggesting effectiveness of a product has been obtained, and is intended to demonstrate or confirm the therapeutic benefit of such product and to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such product and to provide support for filing for Regulatory Approval and for such product’s labeling and summary of product characteristics, as more fully defined in 21 CFR §312.21(c) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.53 “Program” means the ADXS-NEO immunotherapy technology platform, as further described in Schedule 1.53 and as may be further developed in accordance with the terms hereof.

1.54 “Product” means any product, treatment or therapy that was produced through the Program, or any modified or optimized version thereof, in any dosage form or formulation, to treat a specific indication.

1.55 “Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, in any jurisdiction, as well as re-examinations, reviews, reissues and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions, post-grant reviews, inter partes reviews and other similar proceedings with respect to a Patent.

1.56 “Public Official or Entity” means (i) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (ii) any candidate for political office, any political party or any official of a political party.

1.57 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the development, manufacture, use, storage, import, transport, distribution, commercialization and sale of a Product in a given jurisdiction, including any pricing approvals deemed necessary by Amgen.

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1.58 “Regulatory Authority” means any international, national, provincial, local or, in respect of any other political subdivision, regulatory agency, department, bureau, court or other government entity or instrumentality, that has responsibility in its applicable jurisdiction over the research, development, manufacture, distribution, and commercialization of Products.

1.59 “Regulatory Filing” means any all (a) submissions, material correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any Regulatory Authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of the Products, and (b) Regulatory Approvals for the Products.

1.60 “RACI Document” means the document jointly developed and agreed in writing by the parties on the Effective Date setting forth certain operational responsibilities of each Party with respect to Development, Manufacturing, Commercialization and other Product-related activities, as the same may updated by the JSC from time to time.

1.61 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of such Product in such country and ending at the later of (i) * after the date of the First Commercial Sale of such Product in such country and (ii) the date on which the manufacture, use or sale of such Product is no longer covered by a Valid Claim of an Advaxis Patent or Joint Invention Patent in such country.

1.62 “Safety Databases” means the global safety databases related to the Regulatory Filings.

1.63 “SEC” means the U.S. Securities and Exchange Commission or any successor entity.

1.64 “Sublicensee” means a Third Party that is granted a license or sublicense to develop, make, have made, use, market, import, offer for sale or sell any Product, beyond the mere right to purchase Product from Amgen and its Affiliates, and shall not include Amgen’s Affiliates or Third Party subcontractors acting solely for Amgen or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted or delegated broad rights or responsibilities) on behalf of Amgen or its Affiliates. In no event shall Advaxis or any of its Affiliates be deemed a Sublicensee.

1.65 “Substitute Product” means, with respect to a given Product in a given country, any other product, treatment or therapy designated for human use that contains or utilizes the Lm-LLO Technology for neoepitope-based personalized immunotherapy for an indication in which such Product has received Regulatory Approval.

1.66 “Territory” means the entire world.

1.67 “Third Party” means a Person other than Advaxis or Amgen, or an Affiliate of Advaxis or Amgen.

* Confidential material redacted and filed separately with the Commission.

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1.68 “U.S.” means the United States of America, including its territories and the District of Columbia.

1.69 “Valid Claim” means a claim of any issued and unexpired patent or patent application within the Advaxis Patents or Joint Invention Patents, as applicable, that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Advaxis Patents or Joint Invention Patents shall not have issued within seven years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent right issues with such claim (from and after which time the same would be deemed a Valid Claim).

1.70 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
Advaxis	Preamble
Advaxis Indemnitee	13.2
Agreement	Preamble
Alliance Manager	2.1(b)
Amgen	Preamble
Amgen Indemnitee	13.1
Annual Cap	4.1(a)
DCSI	4.2(b)
Dispute Claim	14.1
DSUR	4.2(b)
Effective Date	Preamble
Infringement	9.4(a)
JSC	2.1(a)
Losses	13.1
Milestone	7.2(a)
Milestone Payment	7.2(a)
Non-Publishing Party	11.4
Pharmacovigilance Agreement	4.2(f)
POC Date	3.2
POC Notice	3.2
Publishing Party	11.4
Quality Agreement	4.2(f)
Quality Agreement Term Sheet	4.2(f)
Regulatory Filing Transfer Date	4.2(a)
Regulatory Lead	4.2(c)
Sale Transaction	14.5(a)
Supply Agreement	4.3(c)
Supply Agreement Term Sheet	4.3(c)
Technology Transfer	4.3(c)
Term	12.1
Third Party Patent	7.3(b)
VAT	8.3(c)

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2.	GOVERNANCE

2.1 Committee Formation.

(a) Promptly after the Effective Date, the parties will establish a joint steering committee (the “JSC”) to oversee the collaboration as described herein. The JSC will be comprised of six total representatives, three of which shall be appointed by each of Advaxis and Amgen, respectively, and each of whom shall be employees of the applicable appointing party. Each party will notify the other party of its initial JSC members within 30 days after the Effective Date. The parties, through the mutual agreement of their representatives to the JSC, may change the number of JSC representatives as long as there are an equal number of representatives of each of Advaxis and Amgen respectively on the JSC. Each party may change its JSC representatives at any time by written notice to the other party. Any representative of the JSC may designate a substitute to attend and perform the functions of that representative at any meeting of the JSC. Amgen shall appoint one of its JSC representatives as chairperson of the JSC, whose sole role as chairperson shall be to convene and preside at meetings of the JSC. Each party may invite a reasonable number of non-voting representatives of such party to attend meetings of the JSC. The JSC in its discretion may create functional subcommittees or working teams. Neither party shall invite a Third Party to attend without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(b) Within 30 days of the Effective Date, each party shall appoint a representative (“Alliance Manager”) who possesses a general understanding of development, regulatory, manufacturing and commercialization matters to facilitate communications between the parties and to act as a liaison between the parties. Each party may replace its Alliance Manager at any time upon notice to the other party. Each Alliance Manager shall be charged with (i) creating and maintaining a collaborative work environment within and among the JSC and subcommittees thereof, (ii) providing a single point of communication for seeking consensus both within the respective parties’ organizations and together regarding key strategy and plan issues and (iii) planning and coordinating internal and external communications in accordance with the terms of this Agreement. The Alliance Managers shall be entitled to attend all JSC meetings and each Alliance Manager may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires the attention of the JSC.

2.2 Committee Meetings. The JSC will hold meetings once each Calendar Quarter, or as otherwise agreed to by the parties. Such meetings may be conducted by videoconference, teleconference or in person, as agreed to by the parties; provided, that no less than one meeting of the JSC each Calendar Year shall be in person (alternating between meeting at Advaxis’ facilities and at Amgen’s facilities), unless otherwise agreed to by the parties. Minutes will be kept of all JSC meetings and will reflect material decisions made at such meetings. Meeting minutes will be prepared by the parties on a rotating basis and sent to each member of the JSC for review and approval promptly following each meeting. Minutes will be deemed approved unless a member of the JSC objects to the accuracy of such minutes within 30 days of receipt. Any costs and expenses incurred by a party or its representatives related to a JSC meeting, including, if applicable, travel or telecommunication expenses, shall be borne by such party.

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2.3 Committee Authority. The JSC shall be responsible for review and oversight of the parties’ collaboration activities, as further described herein. Without limiting the foregoing, the JSC shall (1) be a forum for the parties’ review and discussion of, and facilitate the exchange of information and analysis relating to, collaboration activities described herein, (2) attempt to resolve issues presented to it by, and disputes within, any functional subcommittees or working teams, and (3) monitor the parties’ activities under this Agreement pursuant to any plans or strategies approved by the JSC and the RACI Document, (4) review and approve any amendment to the RACI Document, and (5) have such other responsibilities as expressly delegated to it under the Agreement or as mutually agreed upon by the parties in writing on a case-by-case basis. In addition, the JSC shall:

(a) During the Early Development Term:

(i) review and approve the Early Development Plan, all clinical research plans (including any protocols therein), all biomarker plans and all regulatory plans, in each case, including any amendments thereto;

(ii) facilitate the sharing of expertise regarding CMC and process development;

(iii) review and approve any PR, global medical communication, marketing or commercial strategies or other long range strategic plans; and

(iv) review and approve selection of manufacturing sites and contract manufacturers.

(b) Following the Early Development Term:

(i) review and approve the commercial supply price for Materials and any supply forecast for Materials; and

(ii) facilitate any discussion of a potential transfer of Material manufacturing to Amgen or a Third Party manufacturer.

The JSC shall only have such powers as are specifically assigned to it in this Agreement, and such powers shall be subject to the terms and conditions set forth herein. Without limiting the generality of the foregoing, the JSC shall have no power to amend this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement.

2.4 Committee Decision-Making. Decisions of the JSC with respect to matters within the decision-making authority of the JSC shall be made by unanimous vote, with Advaxis’ representatives on the JSC collectively having one vote and Amgen’s representatives on the JSC collectively having one vote. At each JSC meeting, at least one member appointed by each party present at the meeting shall constitute a quorum. If the JSC fails to reach unanimous agreement on a matter before it for decision for a period in excess of 30 days, then either party may refer the matter to the appropriate Amgen Senior Executive and the Chief Executive Officer, for Advaxis. Such executives shall endeavor to meet promptly to discuss the matter. In the event that such executives are unable to reach agreement regarding any matter referred to them within 30 days of such referral, and provided that Amgen’s executive has used good faith efforts to reach a mutually satisfactory resolution, then Amgen shall decide such matter; provided, however, that Amgen shall not have the power to resolve such a matter (a) in a manner that would require Advaxis to perform additional activities or incur material expenses not contemplated by this Agreement or the Early Development Plan (as the Early Development Plan is initially agreed to by both parties pursuant to Section 4.7 below or as it was last amended with Advaxis’ consent); or (b) with the effect of reducing or delaying payments to Advaxis in contravention of Article 7 of this Agreement.

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2.5 Dissolution. The JSC shall dissolve and cease to exist upon the fifth anniversary of the date of Regulatory Approval of a Product in the U.S. or as otherwise agreed by the parties.

3.	PROOF OF CONCEPT

3.1 Diligence. As promptly as practicable but no later than sixty (60) days following database lock of the first Phase 2 Clinical Trial of a Product, Advaxis shall provide to Amgen a top-line summary of data and results from such Phase 2 Clinical Trial. In addition, as promptly as practicable following completion of such Phase 2 Clinical Trial and, in any event, no later than one hundred twenty (120) days following database lock of such Phase 2 Clinical Trial, Advaxis shall prepare and deliver to Amgen the Phase 2 Package and, for a period of ninety (90) days after delivery of the Phase 2 Package, respond in good faith to Amgen’s reasonable questions related to (a) the data and results delivered in the Phase 2 Package, and (b) any other aspects of the Products or the Program (including CMC or other matters relating to the manufacturing of Products).

3.2 Proof of Concept. At any time following Advaxis’ delivery to Amgen of the Phase 2 Package as described in Section 3.1, Amgen may elect, in its sole discretion, to deliver to Advaxis written notice stating that proof-of-concept has been established (such written notice, the “POC Notice” and the date of such written notice, the “POC Date”). Promptly following the POC Date, the parties (through their respective members on the JSC) shall meet, develop a plan for and manage the orderly transition of roles and responsibilities and other activities as contemplated in this Agreement and, to the extent necessary or useful (as determined by the JSC), the transfer to Amgen of Advaxis Know-How (“Technology Transfer”).

3.3 Advaxis Negotiation Right. In the event that, following Advaxis’ delivery to Amgen of the Phase 2 Package as described in Section 3.1, either (a) Amgen delivers a written notice to Advaxis confirming its view that proof-of-concept has not been established, or (b) Amgen fails to deliver to Advaxis the POC Notice within three (3) months following the date of Advaxis’ delivery to Amgen of the Phase 2 Package, in each such case, Advaxis shall be entitled to deliver to Amgen a notice of its intention to negotiate a prompt termination of this Agreement. Following delivery of such notice, Advaxis and Amgen shall promptly negotiate in good faith an agreement *, which agreement shall provide for *.

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3.4 MSKCC Agreement. If and when requested by Amgen, Advaxis shall use best efforts to * of the MSKCC Agreement, and to obtain from *.

4.	DEVELOPMENT, REGULATORY, MANUFACTURING AND COMMERCIALIZATION MATTERS

4.1 Development Matters.

(a) Advaxis Responsibilities during the Early Development Term.

(i) During the Early Development Term, subject to the authority of the JSC as described in Section 2.3, Advaxis shall have primary responsibility for overseeing all development activities for the Products (including sponsorship and conduct of any Phase 1 Clinical Trial or Phase 2 Clinical Trial of Products). Notwithstanding the foregoing, Advaxis shall consult with, and consider in good faith any input provided by, Amgen regarding any material plans or decisions regarding the development of Products during the Early Development Term.

(ii) Furthermore, for each of Calendar Years 2017 and 2018, Advaxis shall be responsible for all out-of-pocket costs incurred by Advaxis for the sponsorship and conduct of any Phase 1 Clinical Trial or Phase 2 Clinical Trial of Products, solely to the extent that such costs exceed the Annual Cap (as defined below) during any Calendar Year, unless otherwise agreed in writing by the parties. During the Early Development Term, Advaxis shall monitor such out-of-pocket costs no less frequently than on a quarterly basis and shall promptly notify Amgen if such out-of-pocket costs for a given fiscal year are reasonably expected to be greater than the lesser of either (x) *% or (y) $* more than as set forth in the development budget contained in the then-current Early Development Plan (such lesser amount, the “Annual Cap”); and Amgen shall not have any obligation to pay for any additional costs in excess of the lesser of the amount referenced in clause (x) or (y). Within 60 days following the end of each Calendar Quarter during the Early Development Term, Advaxis shall invoice Amgen for the amount due pursuant to Section 4.1(b) (subject to this clause (ii) of Section 4.1(a)) and, if requested by Amgen, shall provide to Amgen reasonable documentation evidencing such incurred costs.

(b) Amgen Responsibilities during the Early Development Term.

(i) During the Early Development Term, Amgen shall provide Advaxis with strategic input for the development of such Products and operational support with respect to such development as expressly set forth in the Early Development Plan or as otherwise contemplated hereunder.

(ii) During the Early Development Term, Amgen shall be responsible for all out-of-pocket costs incurred by Advaxis for the sponsorship and conduct of any Phase 1 Clinical Trial or Phase 2 Clinical Trial of Products; provided, however, that Amgen shall not be responsible for any such costs in an aggregate amount in excess of the Annual Cap during any Calendar Year.

* Confidential material redacted and filed separately with the Commission.

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(c) Advaxis Responsibilities following the Early Development Term. Following the Early Development Term, Advaxis shall provide Amgen with strategic input for the development of such Products and operational support with respect to such development as may be agreed upon in writing by the parties or as otherwise contemplated hereunder.

(d) Amgen Responsibilities following the Early Development Term. Following the Early Development Term, Amgen shall have primary responsibility for overseeing all development activities for the Products (including sponsorship and conduct of any Phase 3 Clinical Trial of Products). Notwithstanding the foregoing, Amgen shall consult with, and consider in good faith any input provided by, Advaxis regarding any material plans or decisions regarding the development of Products following the Early Development Term. Following the Early Development Term, Amgen shall bear all costs associated with development activities relating to Products.

4.2 Regulatory Matters.

(a) Transfer of Regulatory Filing and Safety Databases. As promptly as practicable, but no later than ninety (90) days, after the POC Date, or as otherwise agreed by the parties, Advaxis shall transfer and assign to Amgen any Regulatory Filings controlled by Advaxis for the Products and the Safety Databases (such date of transfer and assignment, the “Regulatory Filing Transfer Date”). From and after the Regulatory Filing Transfer Date, Amgen (or its designee) shall file and hold title to Regulatory Filings relating to the Products. From and after the Regulatory Filing Transfer Date, as between the parties, Amgen will be responsible for preparing, filing and maintaining, and will own, all Regulatory Filings and related submissions with respect to the Products and will bear the cost of such preparation, filing, maintenance and ownership, provided, however, that, if requested by Amgen, Advaxis shall provide reasonable assistance with the foregoing.

(b) Safety Matters. At all times prior to the POC Date, Advaxis shall retain responsibility for maintaining the Safety Databases, developmental core safety information (“DCSI”), and core data sheet (if any). Advaxis also shall retain all expedited and periodic regulatory reporting responsibilities for the Products, including but not limited to producing and submitting the Products’ Development Safety Update Reports and any regional equivalents, according to applicable law (each, a “DSUR”). Advaxis shall provide Amgen with the opportunity to review and comment on each new version of the DCSI, core data sheet, and DSUR prior to finalization and/or submission to a Regulatory Authority, and shall consider Amgen’s comments in good faith. Following the POC Date, the parties shall work in good faith to agree on a reasonable and orderly transition of such responsibilities from Advaxis to Amgen until such time as they have executed the Pharmacovigilance Agreement described in Section 3.1(f).

(c) Advaxis Responsibilities. From the Effective Date until the Regulatory Filing Transfer Date, subject to the authority of the JSC as described in Section 2.3, Advaxis shall have primary responsibility for overseeing the preparation, submission and maintenance of, and shall own, all Regulatory Filings with respect to the Products (such role, the “Regulatory Lead”). Notwithstanding the foregoing, during such period, Advaxis shall consult with, and consider in good faith any input provided by, Amgen regarding any material decisions regarding Regulatory Filings of Products.

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(d) Amgen Responsibilities. Following the Regulatory Filing Transfer Date, Amgen shall be the Regulatory Lead. Notwithstanding the foregoing, Amgen shall consult with, and consider in good faith any input provided by, Advaxis regarding any material plans or decisions regarding Regulatory Filings of Products.

(e) Regulatory Meetings and Communications. From the Effective Date until the date of the receipt of Regulatory Approval for a Product in the U.S., the following provisions shall apply:

(i) The applicable Regulatory Lead shall consult with the other party reasonably in advance of the date of any anticipated meeting with a Regulatory Authority and shall consider any timely recommendations made by such other party in preparation for such meeting. Up to three (3) representatives of such other party, in each case, with appropriate subject matter expertise, may attend scheduled meetings between the Regulatory Lead and the applicable Regulatory Authority with respect to any Product, to the extent permissible by such Regulatory Authority. The Regulatory Lead shall (x) inform the other party of any unscheduled teleconferences and meetings (other than teleconferences and meetings that are solely administrative in nature) with Regulatory Authorities with respect to any Product reasonably promptly after they occur and (y) promptly notify the other party of, and provide a copy of (or, in the case of oral correspondence or communication, a reasonably detailed summary of), any material correspondence or other communication from any Regulatory Authority relating to any Product.

(ii) Unless exigent action is required with respect to such Regulatory Filing or a material communication with a Regulatory Authority with respect to a given Product or unless otherwise determined by the JSC, the Regulatory Lead shall provide the other party with copies of all material Regulatory Filings (which, for clarity, shall not be required to include communications that are solely administrative in nature) prior to submission within a reasonable amount of time and reasonably consider comments of such other party (but in the event of a disagreement between the parties with respect to such comments and proposed revisions, such matter shall be escalated to the JSC for review). The Regulatory Lead shall consult with the other party regarding, and keep the other party informed of, the status of the preparation of all Regulatory Filings (which, for clarity, shall not be required to include communications that are solely administrative in nature) it submits, Regulatory Authority review of any such Regulatory Filings, and all Regulatory Approvals that it obtains with respect to the applicable Product. The Regulatory Lead shall provide to the other party copies of all final Regulatory Filings it submits promptly after the submission.

(f) Pharmacovigilance Agreement. Promptly following the POC Date, or as otherwise required by applicable law, at the request of either party, the parties agree to negotiate in good faith a pharmacovigilance agreement governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events with respect to the applicable Product, sufficient to permit each party, its Affiliates and Sublicensees to comply with applicable law (the “Pharmacovigilance Agreement”).

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4.3 Manufacturing and Supply Matters.

(a) Manufacturing Lead. Advaxis shall have primary responsibility (either by itself, or by the use of a Third Party contract manufacturer approved in writing by Amgen) for the manufacture and supply of Materials in accordance with the Supply Agreement and the Quality Agreement. Notwithstanding the foregoing, Advaxis shall regularly consult with, and consider in good faith any input provided by, Amgen regarding any material manufacturing or process development plans or decisions.

(b) Clinical Supply. Notwithstanding anything in this Agreement to the contrary, Advaxis shall bear all costs associated with supplying any and all Materials that is required for all clinical trials contemplated in this Agreement.

(c) Supply Agreement. Promptly following the POC Date, the parties shall negotiate in good faith a phase-appropriate clinical and commercial supply agreement (the “Supply Agreement”) for the supply of Materials to Amgen following the POC Date consistent with the terms set forth on the supply agreement term sheet set forth on Schedule 4.3(c) (the “Supply Agreement Term Sheet”). The Supply Agreement shall provide for commercial supply of Materials by Advaxis, or a mutually agreed upon CMO (Contract Manufacturing Organization), on an at-cost basis (with such calculation to be determined pursuant to a reasonable, agreed-upon formula).

(d) Quality Matters. Promptly following the POC Date, the parties shall negotiate in good faith a quality agreement (the “Quality Agreement”), with respect to the supply of Materials to Amgen as contemplated under the Supply Agreement, consistent with the terms set forth on the quality agreement term sheet set forth on Schedule 4.3(d) (the “Quality Agreement Term Sheet”). In the event that the JSC determines that Materials produced prior to the POC Date are reasonably likely to be supplied to Amgen for use after the POC Date, then, from the date of such determination until the earlier of (x) the execution of the Quality Agreement or (y) the termination of this Agreement in accordance with its terms, Amgen shall have the right to perform quality audits of Advaxis, or participate with Advaxis in its quality and/or facilities audit of its Third Parties utilized for sequencing, manufacturing, testing, disposition, storage, or transportation of Materials once per twelve (12) months period, or at any time in the event of a quality issue.

(e) Process Development. During the Early Development Term, Advaxis shall be responsible for developing and maintaining, at its own expense, a commercially viable product and process as reflected in Module 3 and shall keep Amgen reasonably apprised of developments relating to the foregoing. Amgen, at its own expense, shall provide Advaxis with consulting support with respect to such process development matters as set forth in the Early Development Plan. During the Early Development Term, Advaxis shall provide Amgen reasonable access to Module 3 and its supporting documents. Following the POC Date, Amgen shall be responsible for decision making on process development matters and the costs relating to such process development. Following the POC Date, the JSC shall discuss and agree upon an allocation of responsibilities between the parties for post-POC Date process development activities.

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4.4 Commercialization Matters.

(a) Prior to the POC Date, the parties, though their representatives on the JSC, shall be jointly responsible for resolving any matter concerning the commercialization of Products, including patient biopsy, sequencing, manufacturing, testing, disposition, storage, distribution, transportation, import, export, marketing, promotion and sales activities. Following the POC Date, Amgen shall have the sole right to, and shall bear all costs associated with, commercialization of the Products. Notwithstanding the preceding sentence, following the POC Date, Amgen shall periodically consult with, and consider in good faith any input provided by, Advaxis regarding commercialization matters.

4.5 Conduct of Activities.

(a) From and after the Effective Date, each party shall use Commercially Reasonable Efforts (itself and with its Affiliates and Sublicensees, as applicable) to (i) develop the Products in accordance with, and as such activities are allocated to such Party under, this Agreement and, as applicable, the Early Development Plan; and (ii) conduct regulatory activities for each Product in accordance with, and as such activities are allocated to such Party under, this Agreement and, as applicable, the Early Development Plan. Amgen shall use Commercially Reasonable Efforts (itself or through its Affiliates or Sublicensees, as applicable) to develop, obtain and maintain Regulatory Approval of, and, if successful, commercialize a Product on a worldwide basis.

(b) In performing all activities hereunder, each party shall (and shall cause its Affiliates and Sublicensees, as applicable, to) use relevant facilities and equipment in a good scientific manner and in compliance with applicable scientific standards, laboratory practices and legal and regulatory requirements, and retain adequately trained personnel and engage and control adequately qualified internal or external personnel and collect and develop all relevant Know-How for the research, development and commercialization of Products.

(c) Each party (and its Affiliates and Sublicensees, as applicable) shall perform its activities with respect to Products in the Field in the Territory in good scientific manner and in compliance with all requirements of applicable laws, rules and regulations, including (as applicable): the U.S. Federal Food, Drug and Cosmetic Act, as amended (FFDCA), the U.S. Public Health Service Act (PHSA), the rules governing medicinal products in the European Union and further national legislation, regulatory provisions regarding protection of animal or human subjects, GCP, GLP, GMP, IND regulations, and any conditions imposed by a Regulatory Authority, and comparable statutes and regulatory requirements in other jurisdictions.

(d) Each party shall be entitled to utilize the service of Third Parties to perform such development, regulatory, manufacturing and commercialization activities with respect to Products in the Territory; provided, that any such Third Party service provider relationship shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement and such party shall be responsible for compliance with the terms and conditions of this Agreement by any such Third Party service provider.

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4.6 RACI Document. The parties agree and acknowledge that the RACI Document is intended to provide guidance as to which party is responsible for conducting certain activities from an operational perspective with respect to the development, manufacturing and commercialization of a Product, provided that the RACI Documents shall not govern any decision making with respect to the development, manufacturing or commercialization of a Product, which decision making shall be determined in accordance with this Agreement. In the event of a conflict between the terms of this Agreement (or an Ancillary Agreement) and the RACI Document, the terms of this Agreement (or such Ancillary Agreement, as applicable) shall prevail.

4.7 Initial Early Development Plan. Within 30 days of the Effective Date, the parties will meet to discuss and begin drafting the initial Early Development Plan. The parties will use reasonable best efforts to complete and agree to the initial Early Development Plan (which Early Development Plan shall contemplate Initiation of a Phase 1 Clinical Trial during the Calendar Quarter ended June 30, 2017) within 60 days of the Effective Date.

5.	GRANT OF LICENSES

5.1 License Grant to Amgen. Subject to the terms and conditions of this Agreement, during the Term, Advaxis hereby grants to Amgen:

(a) an exclusive (even as to Advaxis and its Affiliates, except as expressly set forth herein and subject to Advaxis and its Affiliates retaining the non-exclusive rights reasonably necessary or useful to perform Advaxis’ obligations under the Early Development Plan), worldwide, royalty-bearing license, with the right to grant sublicenses as provided in Section 5.3, under the Advaxis Technology and Advaxis’ rights under the Joint Invention Patents, solely to research and develop, conduct clinical trials, obtain Regulatory Approval of, make, have made, use, import, offer for sale, sell, export or otherwise exploit, Products in the Field in the Territory; and

(b) a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses as provided in Section 5.3, under the Advaxis Technology and Advaxis’ rights under the Joint Invention Patents, solely to perform Amgen’s obligations under the Early Development Plan during the Early Development Term.

5.2 License Grant to Advaxis. Subject to the terms and conditions of this Agreement, during the Term, Amgen hereby grants to Advaxis a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses as provided in Section 5.3, under the Amgen Technology and Amgen’s rights under the Joint Invention Patents, solely to perform Advaxis’ obligations under the Early Development Plan during the Early Development Term.

5.3 Sublicenses. Each party shall have the right to grant sublicenses under the licenses granted to it under Section 5.1 or 5.2, as applicable, to any Affiliate or Third Party. Any and all sublicenses granted hereunder shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement and written approval by Advaxis, not to be unreasonably withheld. Each party shall be responsible for compliance with the terms and conditions of this Agreement by its Sublicensees and Affiliates to whom it grants any sublicense hereunder and will continue to be responsible for the full performance of all of such party’s obligations under the Agreement. Within 30 days after execution, each party shall provide the other party with a full and complete copy of each agreement granting a sublicense to any Sublicensee (provided that a party may redact any confidential information contained therein that is not necessary or useful to confirm compliance with this Agreement). For clarity, the obligation to provide a copy of each sublicense agreement includes the agreements granted through multiple tiers of sublicensing.

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5.4 Reserved Rights. Subject only to the rights expressly granted to Amgen under Section 5.1 and the obligations set forth in Articles 5 and 6, Advaxis hereby expressly reserves all rights to practice, and to grant licenses under, the Advaxis Technology for any and all purposes, including to conduct all activities to be conducted by Advaxis pursuant to the Early Development Plan.

5.5 No Implied License. No right or license under any Patents or other intellectual property rights of a party is granted or shall be granted by implication to the other party, and each party covenants not to practice or use any Patents or other intellectual property rights of the other party except pursuant to the licenses expressly granted in this Agreement or any other written agreement between the parties. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Each party further covenants and agrees that it shall not (and shall cause its Affiliates and Sublicensees not to), either directly or indirectly, use the Advaxis Technology(in the case of Amgen), or the Amgen Technology (in the case of Advaxis), in any manner not expressly set forth in Sections 5.1 or Section 5.2, as applicable.

6.	EXCLUSIVITY.

6.1 Exclusivity. During the Term, Advaxis and its Affiliates will not conduct or participate in, or knowingly advise, assist or enable any Third Party to conduct or participate in, the development, manufacture or commercialization of any product, treatment or therapy that contains or utilizes the Lm-LLO Technology for neoepitope-based, personalized immunotherapy, as described in Schedule 1.53.

7.	FEES AND PAYMENTS

7.1 Initial Payment. Amgen shall make a one-time, non-refundable, non-creditable payment to Advaxis of $40,000,000 within 30 days after the Effective Date.

7.2 Milestone Payments.(a) Within ten (10) business days after the first achievement of each of the events set forth below (each, a “Milestone”) Amgen shall notify Advaxis in writing of such occurrence. Thereafter, Advaxis shall invoice Amgen for the corresponding payment amount (each, a “Milestone Payment”) and Amgen will pay each such invoice within forty five (45) days of its receipt thereof:

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Milestone		Milestone Payment
1.	Development Milestones
	(a) *	$	*
	(b) *	$	*
	(c) *	$	*
2.	Sales Milestones
	(a) *	$	*
	(b) *	$	*
	(c) *	$	*
3.	Total Milestone Payments		$475,000,000

(b) All Milestones Payments are non-creditable and non-refundable and shall be due and payable upon the occurrence of the corresponding Milestone regardless of any failure by Amgen to provide the notice required by Section 7.2(a). For clarity, each Milestone Payment is payable only once. No Milestone Payment shall be payable for subsequent or repeated achievements of such Milestone Event with one or more of the same or different Products in the Program.

(c) In the event that the development or commercialization of a Product would trigger a Milestone Payment that skips any of the preceding Milestones, then at the time such Milestone Payment is made, all skipped Milestone Payments shall become immediately due and payable (e.g., in the event that a Product moves directly from * to *, then upon achievement of *, both the Milestone Payment associated with such * and the Milestone Payment associated with * shall become due and payable).

7.3 Royalty Payments.

(a) On an aggregate basis across all Products under this Agreement and during the Royalty Term, Amgen shall pay to Advaxis royalties on Net Sales of Products at the applicable rate set forth below with respect to all Net Sales in a given Calendar Year:

Worldwide Net Sales of Products in any Calendar Year	Royalty Due to Advaxis (as a percentage of Net Sales)
That portion of Net Sales in any given Calendar Year that is less than or equal to $*	*%
That portion of Net Sales in any given Calendar Year that is greater than $*, but less than or equal to $*	*%
That portion of Net Sales in any given Calendar Year that exceeds $*	*%

* Confidential material redacted and filed separately with the Commission.

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(b) Amgen shall have the right (but not the obligation), at its own expense (subject to the reduction provided for by this Section 7.3(c)), for obtaining any licenses from any Third Parties (that are not Sublicensees of Amgen with respect to a Product in such country) to Patents that cover Advaxis Technology or a Product that Amgen determines may be reasonably necessary or useful to allow Amgen and its Sublicensees to research, develop, conduct clinical trials, obtain Regulatory Approval of, make, have made, use, import, offer for sale, sell, export or otherwise exploit, a given Product in a particular country (each such Patent, a “Third Party Patent”). If Amgen obtains such a license to a Third Party Patent, Amgen shall be entitled to credit *% of the royalties, milestones or other payments paid to such Third Party during a Calendar Quarter from the royalty payment otherwise payable by Amgen to Advaxis pursuant to this Section 7.3 with respect to such Product and such country in such Calendar Quarter, subject to Section 7.3(b). If there are any excess amounts that are not deducted and would have been deductible from the royalty payments in a given Calendar Quarter but for the application of the *% limitation, such excess amounts may be deducted by Amgen in succeeding Calendar Quarter(s) as necessary, still subject to the limitation in Section 7.3(d) below, until such excess amounts are credited in full.

(c) Notwithstanding the foregoing, if a Substitute Product with respect to a Product obtains regulatory approval to market the Substitute Product in a given country, then the royalty rates set forth in this Section 7.3 with respect to Net Sales for such Product in such country shall be reduced by *%.

(d) In no event shall any royalty payment for Products in any country in any Calendar Quarter be reduced to less than *% of the royalty payment otherwise payable by Amgen to Advaxis pursuant to Section 7.3(a) (before taking into account any adjustment pursuant to Section 7.3(b) or 7.3(c)) as a result of the adjustments under Section 7.3(b) or Section 7.3(c).

8.	PAYMENT; RECORDS; AUDITS

8.1 Payment; Reports. The royalty payments due by Amgen to Advaxis under Section 7.3 shall be calculated, reported and paid for each Calendar Quarter within 60 days after the end of each Calendar Quarter during which the applicable Net Sales occurred and shall be accompanied by a report setting forth Net Sales of Products by Amgen and its Affiliates and Sublicensees in reasonably sufficient detail to permit confirmation of the accuracy of the royalty payment made, including the gross sales and Net Sales of each Product, on a country-by-country basis, and the exchange rates used in accordance with Section 8.2.

* Confidential material redacted and filed separately with the Commission.

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8.2 Manner and Place of Payment. All references to dollars and “$” herein shall refer to U.S. dollars. When conversion of payments from any currency other than U.S. dollars is required, such conversion shall be calculated using the average rate of exchange over the applicable Calendar Quarter to which the sales relate, in accordance with GAAP and the then current standard methods of Amgen or the applicable Sublicensee, to the extent reasonable and consistently applied; provided, however, that if, at such time, Amgen or the applicable Sublicensee does not use a rate for converting into U.S. dollar equivalents that is maintained in accordance with GAAP, then such party shall use an exchange rate equal to the rate of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, as of the last day of the applicable Calendar Quarter in which the applicable sales were made (or, if unavailable on such date, the first date thereafter on which such rate is available). All payments hereunder shall be payable in U.S. dollars. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by the receiving party, unless otherwise specified in writing by such party.

8.3 Taxes.

(a) The parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use their commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective. For the avoidance of doubt, as between the parties, Amgen shall be responsible for any Branded Prescription Drug Fees that may be levied under section 9008 of the Affordable Care Act with respect to any Product sold.

(b) Subject to this Section 8.3(b), Advaxis will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are paid or required to be withheld by Amgen for the benefit of Advaxis on account of any payments payable to Advaxis under this Agreement, Amgen will (i) deduct such taxes from the amount of payments otherwise due to Advaxis, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to Advaxis as promptly as practicable following such payment and (iv) cooperate with Advaxis in any way reasonably required by Advaxis to obtain available reductions, credits or refunds of such taxes.

(c) All remuneration amounts payable by Amgen to Advaxis are net amounts. Amgen shall be responsible for all Value Added Taxes (“VAT”), if any, attributable to transactions contemplated by this Agreement upon receipt of a valid VAT invoice and without any offset or reimbursement from Advaxis. Advaxis shall cooperate with Amgen in any way reasonably requested by Amgen to obtain available reductions, credits or refunds of any VAT amounts attributable to transactions contemplated by this Agreement. For clarity, this Section 8.3(c) is not intended to limit Amgen’s right to deduct value-added taxes in determining Net Sales.

(d) In the event that any tax is owing as a result of any action by Amgen, including any assignment or sublicense (including assignment to, or payment hereunder by, another Amgen-related entity or Affiliate), or any failure on the part of Amgen or its Affiliates to comply with applicable tax laws or filing or record retention requirements, that has the effect of modifying the tax treatment of Advaxis hereto, then the payment in respect of which such tax is owing shall be made without deduction for or on account of such tax to ensure that Advaxis receives a sum equal to the sum which it would have received had such tax not been due or otherwise, and any such payment shall be made after deduction of such tax. Each party shall cooperate with the other party in any way reasonably requested by the other party to minimize the tax implications of any such action.

(e) As between the parties and with respect to Products in the U.S., Amgen shall be solely responsible for the annual fee on branded prescription pharmaceutical manufacturers and importers, imposed on Amgen, or its Affiliates or Sublicensees, pursuant to Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as may be amended).

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8.4 Records; Audit. During the Term and for three years thereafter, Amgen shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Product in sufficient detail to permit Advaxis to confirm the accuracy of payments due hereunder. Advaxis shall have the right, upon 30 days’ prior written notice to Amgen, to cause an independent, certified international public accounting firm reasonably acceptable to Amgen to audit such records during Amgen’s normal business hours with the purpose of confirming the number of Product units sold, the gross sales and Net Sales of Product, the royalties payable, the method used to calculate the royalties payable, and the exchange rates used in accordance with Section 8.2. The audit shall be limited to pertinent records kept by Amgen and its Affiliates and Sublicensees for any year ending not more than 24 months prior to the date of the written notice. An audit under this Section 8.4 shall not occur more than once in any Calendar Year, except in the case of any subsequent “for cause” audit. The accounting firm shall disclose to Advaxis only whether the reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Advaxis. The accounting firm shall provide Amgen with a copy of any disclosures or reports made to Advaxis and Amgen shall have an opportunity to discuss such disclosures or reports with Advaxis and the accounting firm. Information, disclosures, or reports arising from any such examination shall be Confidential Information of Amgen subject to the confidentiality and other obligations of Article 11. Prompt adjustments shall be made by the parties to reflect the results of such audit (but in no event later than 45 days thereafter). Advaxis shall bear the full cost of such audit unless such audit discloses a variance of more than the greater of (x) *% of the payments due under this Agreement or (y) $*, in which case, Amgen shall bear the full cost of such audit.

8.5 Late Payments. In the event that any payment due under this Agreement is not sent to Advaxis when due in accordance with the applicable provisions of Sections 7.1, 7.2, or 8.1, the payment shall accrue interest from the date due at the prime rate as reported by Citibank N.A., plus *% per year calculated on the number of days such payment is delinquent, compounded annually and computed on the basis of a 365-day year; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Advaxis from exercising any other rights it may have as a consequence of the lateness of any payment.

9.	INTELLECTUAL PROPERTY

9.1 Ownership of Inventions.

(a) Inventorship, and ownership, of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws (without reference to any conflict of law principles).

(b) Without modifying or limiting the ownership and rights as provided for in Section 9.1(a), each party shall, prior to any public disclosure or filing of a Patent application, disclose to the other party each Invention, and shall allow reasonably sufficient time (at least 30 days from the date of receipt by the other party) for comment and review by the other party as to whether such other party would recommend for a Patent to be filed (but only by the party or parties who is or are entitled to do so in accordance with Section 9.2). The parties will work together to resolve any issues regarding inventorship or ownership of Inventions; provided, that the final decision on whether to file a Patent on an Invention shall be in the sole discretion of the party owning the Invention.

* Confidential material redacted and filed separately with the Commission.

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(c) Each party shall perform its activities under this Agreement through personnel who are subject to written obligations to assign intellectual property created in the course of their employment to such party or its Affiliate.

(d) Except as expressly provided in this Agreement, it is understood that neither party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other party to practice, enforce, license, assign or otherwise exploit inventions or intellectual property owned jointly by the parties hereunder, including any Joint Inventions or Joint Invention Patents, and each party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting. Each party agrees to cooperate with the other party, as reasonably requested and at the requesting party’s reasonable expense, and to take such actions, at the requesting party’s reasonable expense, as may be required to give effect to this Section 9.1(d) in a particular country in the Territory.

9.2 Patent Prosecution and Maintenance.

(a) Coordination. Each party shall undertake Prosecution and Maintenance of Joint Invention Patents, Amgen Invention Patents and Advaxis Invention Patents in accordance with this Section 9.2, and subject to discussion by the parties. Furthermore, with respect to the Prosecution and Maintenance of each such Patent each party agrees to: (i) keep the other party reasonably informed with respect to such activities; (ii) consult with the other party regarding such matters, including the final abandonment of any such Patent claims; and (iii) reasonably consider the other party’s comments. For clarity, the parties understand that some Inventions may require coordination of Patent filings, including timing and coordination of genus and species filings as appropriate, to preserve and maximize intellectual property rights, prolong exclusivities and minimize the creation of prior art against such Patent filings of either party. If a party controls Prosecution and Maintenance of an Invention Patent pursuant to this Section 9.2, and the other party in good faith reasonably believes that Advaxis Technology (in the case of Advaxis) or the Amgen Technology (in the case of Amgen) would be adversely affected by such controlling party’s Prosecution and Maintenance activities, the parties shall use reasonable best efforts to work together to develop a mutually agreeable solution. If the parties are unable to agree on such solution within a reasonable period of time, the issue will be escalated to the chief patent counsels of each of Advaxis and Amgen, as applicable, for resolution. If the chief patent counsels cannot reach a mutually agreeable solution, then the controlling party shall have the right to make the decision taking into account the other party’s interest.

(b) Joint Invention Patents. Amgen shall have the first right, at its expense, to control the Prosecution and Maintenance of Joint Invention Patents. Amgen shall consult with Advaxis as to the Prosecution and Maintenance of the Joint Invention Patents reasonably prior to any deadline or action with the applicable patent office and shall furnish to Advaxis copies of all relevant documents reasonably in advance of such consultation; provided, that if Amgen determines not to continue the Prosecution and Maintenance of any Joint Invention Patents, then Amgen shall provide reasonable prior written notice to Advaxis of such determination (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Joint Invention Patent with the applicable patent office), and Advaxis shall have the right to undertake such Prosecution and Maintenance at its own expense.

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(c) Amgen Invention Patents. Amgen shall have the sole right, at its expense, to control the Prosecution and Maintenance of Amgen Invention Patents. Amgen shall consult with Advaxis as to the Prosecution and Maintenance of the Amgen Invention Patents that claim or Cover Products, or the manufacture or use thereof, reasonably prior to any deadline or action with the applicable patent office and shall furnish to Advaxis copies of all relevant documents reasonably in advance of such consultation.

(d) Advaxis Invention Patents. Advaxis shall have the sole right, at its expense, to control the Prosecution and Maintenance of Advaxis Invention Patents. Advaxis shall consult with Amgen as to the Prosecution and Maintenance of the Advaxis Invention Patents that claim or Cover Products or the manufacture or use thereof, reasonably prior to any deadline or action with the applicable patent office and shall furnish to Amgen copies of all relevant documents reasonably in advance of such consultation; provided, that if Advaxis determines not to continue the Prosecution and Maintenance of any Advaxis Invention Patent that solely Covers a Product then Amgen shall have the right to undertake such Prosecution and Maintenance at its own expense.

(e) Background Patents. Advaxis shall have the sole right, but not the obligation, at its expense, to control the Prosecution and Maintenance of the Advaxis Background Patents and Amgen shall have the sole right, but not the obligation, at its expense, to control the Prosecution and Maintenance of the Amgen Background Patents.

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9.3 Cooperation of the Parties. Each party shall cooperate with the other party in connection with all activities relating to the Prosecution and Maintenance of the Advaxis Invention Patents, Amgen Invention Patents and Joint Invention Patents undertaken by such other party pursuant to Section 9.2, including: (i) making available in a timely manner any documents or information such other party reasonably requests to facilitate such other party’s Prosecution and Maintenance of the Advaxis Invention Patents, Amgen Invention Patents or Joint Invention Patents pursuant to Section 9.2; and (ii) if and as appropriate, signing (or causing to have signed) all documents relating to the Prosecution and Maintenance of any Advaxis Invention Patents, Amgen Invention Patents or Joint Invention Patents by such other party. Each party shall, if requested, permit such other party to participate at its own expense in any opposition, interference, appeal, inter partes review, post-grant review or similar proceeding with respect to any Advaxis Invention Patent, Amgen Invention Patents or Joint Invention Patent to the extent the same are directed to any Product, or manufacturing or use thereof.

9.4 Infringement or Misappropriation by Third Parties.

(a) Notice. In the event that Advaxis or Amgen becomes aware of actual or threatened infringement or misappropriation of any Advaxis Patent, Amgen Patent, Joint Invention Patent, Advaxis Know-How, Amgen Know-How or Joint Invention by the manufacture, sale, use or importation of a Product or Substitute Product, including the filing of any certification pursuant to the Biologics Price Competition and Innovation Act of 2009 (or any amendment or successor statute thereto) or any equivalent thereof (any of the foregoing, an “Infringement”), that party shall promptly notify the other party in writing.

(b) Joint Invention Patents. Amgen shall have the first right, but not the obligation, to initiate and control any infringement proceedings or take other appropriate actions against an Infringement of the Joint Invention Patents or to defend a challenge of such Joint Invention Patent in a declaratory judgment action, at its own expense and by counsel of its own choice, and Advaxis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Amgen fails to bring any such action or proceeding with respect to an Infringement by the sooner of (a) 30 days following a request by Advaxis to do so, or (b) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Advaxis shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Amgen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. It is understood that Amgen may exercise its rights under this Section 9.4(b) through a Sublicensee or other designee, and actions of such a Sublicensee or designee under authority from Amgen shall be deemed actions of Amgen for purposes of this Section 9.4(b).

(c) Advaxis Patents. Advaxis shall have the first right to initiate any infringement proceedings or take other appropriate enforcement actions against an Infringement of any Advaxis Patent or to defend against any challenge of a Advaxis Patent. If Advaxis elects not to so enforce or defend any Advaxis Patents, then it shall notify Amgen in writing within nine (9) months of receiving notice that an Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Infringement), and Amgen may, in its sole judgment, and at its own expense, take steps to enforce or defend any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom. Advaxis shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at Amgen’s expense. Amgen shall not enter into any settlement of any claim described in this Section 49.4(c) that admits to the invalidity or unenforceability of any Advaxis Patent, incurs any financial liability on the part of Advaxis or requires an admission of liability, wrongdoing or fault on the part of Advaxis without Advaxis’ prior written consent, such consent not to be unreasonably withheld.

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(d) Amgen Patents. Amgen shall have the sole right to initiate any infringement proceedings or take other appropriate actions against an Infringement of any Amgen Patent or to defend against any challenge of an Amgen Patent.

(e) Allocation of Recoveries. Except as otherwise agreed to by the parties, any recovery realized as a result of any infringement proceeding or other action pursuant to this Section 9.4, after reimbursement of any litigation expenses of Advaxis and Amgen, shall be (i) provided to, or retained by, as applicable, Amgen and (ii) treated as Net Sales of a Product for purposes of royalty calculations in the period in which payment of such recovery was received, in each case, unless Amgen elects not to participate in such action and Advaxis pursues such action at its own risk, in which case Advaxis shall be entitled to retain the amount so contemplated to be provided to Amgen pursuant to clause (i) above.

(f) Cooperation. In the event a party brings an infringement proceeding or other action in accordance with this Section 9.4, the other party shall reasonably cooperate with the party bringing the proceeding, including, if legally required to bring such action, being named as a party. The parties shall keep one another informed of the status of their respective activities regarding any proceeding or action undertaken with respect to (i) a Joint Invention Patent, or (ii) any Amgen Invention Patent or Advaxis Invention Patent that Cover Products, pursuant to this Section 9.4 or settlement thereof, and the parties shall assist one another and cooperate in any such action at the other’s reasonable request. The party enforcing and/or defending a Joint Invention Patent or any Advaxis Invention Patent or Amgen Invention Patent that Cover Products, may enter into any settlement, consent judgment, or other voluntary final disposition of any action contemplated by this Section 9.4 without the other party’s prior consent; provided, that (a) the other party receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and (b) such settlement does not have an adverse impact on (1) (A) the rights granted by a party to the other party hereunder or (B) if Amgen is the settling party, any Advaxis Background Patent, or, if Advaxis is the settling party, any Amgen Background Patent, or (2) result in a payment or other liability by the other party to a Third Party. Any other settlement, consent judgment or voluntary final disposition of any proceeding under this Section 9.4 by the party enforcing an Amgen Invention Patent, Advaxis Invention Patent or Joint Invention Patent shall require the prior written consent of the other party, which consent such other party shall not unreasonably withhold.

9.5 Defense and Settlement of Third Party Claims. Each party shall promptly notify the other in writing of (a) any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party or (b) any declaratory judgment action that is brought naming either party as a defendant and alleging invalidity of any of the Amgen Patents, Advaxis Patents or Joint Invention Patents. Advaxis shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Advaxis’ activities at its own expense and by counsel of its own choice, and Amgen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Amgen shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Amgen’s activities at its own expense and by counsel of its own choice, and Advaxis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 9.5 in a manner that admits the invalidity or unenforceability of the other party’s Patents or a Joint Invention Patent or imposes on the other party restrictions or obligations or other liabilities, without the written consent of such other party, which consent shall not be unreasonably withheld.

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9.6 Patent Extension. The parties shall cooperate in determining which Patent claiming, covering, or that is directed to a given Product should be extended, and thereafter the parties shall cooperate in obtaining patent term restorations, supplemental protection certificates and/or their equivalents, and other forms of patent term extensions for a given Product with respect to any applicable Advaxis Patent, Amgen Patent or Joint Invention Patent in any country or region where applicable; provided that, Amgen shall have the final decision making authority with respect thereto; provided, further, that Amgen shall not have the right to seek any such restoration, supplemental protection certificate or other extension of any Advaxis Background Patent without Advaxis’ prior written consent, which Advaxis may withhold in its sole discretion.

9.7 Trademarks. As between the parties, Amgen shall own all right, title and interest in and to any trademarks adopted by Amgen for use with a Product, and shall be responsible for the registration, filing, maintenance and enforcement thereof.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Covenants.

(a) Employees, Consultants and Contractors. Each party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform research or development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

(b) Debarment. Each party represents, warrants and covenants to the other party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act or comparable laws in any country or jurisdiction other than the U.S. and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or, in the case of Amgen, Sublicensees, the services of any person who is debarred or disqualified, in connection with activities relating any Product. In the event that either party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such party, directly or indirectly, including through Affiliates or, in the case of Amgen, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such party shall promptly notify the other party in writing and such party shall cease employing, contracting with, or retaining any such person to perform any such services.

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(c) Compliance. Each party covenants to the other that:

(i) In the performance of its obligations under this Agreement, such party shall comply with, and shall cause its and its Affiliates’ employees and contractors to comply, with all applicable laws, rules and regulations.

(ii) As of the Effective Date through the expiration and termination of this Agreement, such party and, to its knowledge, its and its Affiliates’ employees and contractors, shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either party (it being understood that, without any limitation to the foregoing, such party, and to its knowledge, its and its Affiliates’ employees and contractors, has not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or any other Person in connection with the performance of such party’s obligations under this Agreement, and shall not, directly or indirectly, engage in any of the foregoing).

10.2 Mutual Representations and Warranties. Each party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it and (d) no consent, approval, authorization or order of any court or governmental agency or governmental body or Third Party is required for execution and delivery by such party of this Agreement.

10.3 Advaxis Representations and Warranties. Advaxis represents, warrants and covenants to Amgen that, as of the Effective Date:

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(a) Advaxis has full legal or beneficial title and ownership of, or an exclusive license to, the Advaxis Patents as is necessary to grant the licenses (or sublicenses) to Amgen to such Advaxis Patents that Advaxis purports to grant pursuant to this Agreement.

(b) Advaxis has the rights necessary to grant the licenses to Amgen under Advaxis Know-How that Advaxis purports to grant pursuant to this Agreement.

(c) The Advaxis Patents owned by Advaxis are not subject to, and to Advaxis’ knowledge the Advaxis Patents licensed to Advaxis are not subject to, any liens or encumbrances, and Advaxis has not, and will not during the Term, grant any right to any Third Party under or with respect to the Advaxis Technology that would conflict with the rights granted to Amgen hereunder or terminate any rights granted by a Third Party to Advaxis or its Affiliates that are further granted to Amgen hereunder. None of the Advaxis Patents are in-licensed by Advaxis.

(d) Advaxis has shared with Amgen complete and accurate copies of all Third Party licenses and agreements pursuant to which Advaxis or its Affiliates has obtained rights to Advaxis Patents and Advaxis Know-How.

(e) No claim or action has been brought or, to Advaxis’ knowledge, threatened by any Third Party alleging that (i) the Advaxis Patents are invalid or unenforceable or (ii) use of the Advaxis Technology infringes or misappropriates or would infringe or misappropriate any right of any Third Party, and no Advaxis Patent is the subject of any interference, opposition, cancellation or other protest proceeding.

(f) There are no pending actions, claims, investigations, suits or proceedings against Advaxis or its Affiliates, at law or in equity, or before or by any Regulatory Authority, and neither Advaxis nor any Affiliate has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Advaxis or such Affiliate, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Advaxis Technology.

(g) To Advaxis’ knowledge, no Third Party, including any current or former employee or consultant of Advaxis, is infringing or misappropriating or has infringed or misappropriated the Advaxis Technology.

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10.4 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS, AND MATERIALS (IF ANY), PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, (i) neither party represents or warrants as to the success of any study or test conducted by such party pursuant to this Agreement or the safety or usefulness for any purpose of the technology, right or materials it provides hereunder, or that either party will be successful in obtaining any patents rights, or that any patents will issue based on a pending application; and (ii) each party specifically disclaims any guarantee that the Products will be successful, in whole or in part.

10.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 11, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, LOST PROFITS, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 10.5 shall not be construed to limit either party’s indemnification obligations under Article 13.

11.	CONFIDENTIALITY

11.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for * (*) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information furnished to it by the other party pursuant to this Agreement or any Confidential Information developed by the other party hereunder, and both parties shall keep confidential and, subject to Section 11.5, shall not publish or otherwise disclose the terms of this Agreement. Each party may use the other party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement (including exercising rights and performing obligations). Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other party. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other party.

11.2 Exceptions. The obligations of confidentiality and restriction on use under this Article 11 shall not apply to any Confidential Information that: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public; (b) is known by the receiving party or any of its Affiliates at the time of receiving such information, other than by previous disclosure of the disclosing party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the receiving party or any of its Affiliates without restriction by a Third Party who is not known by the receiving party to be subject to an obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the employees, subcontractors, consultants or agents of the receiving party or any of its Affiliates without the use of Confidential Information belonging to the disclosing party, which the receiving party can prove by competent written evidence.

* Confidential material redacted and filed separately with the Commission.

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11.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b) Regulatory Filings for Products that such party has a license or right to develop hereunder in a given country or jurisdiction;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable law or governmental regulations (including any securities law or regulation or the rules of a securities exchange) or with a court order or legal or administrative proceeding; and

(e) disclosure to Affiliates, Sublicensees, employees, consultants, contractors, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties (including potential Third Party acquirers (whether through asset or stock purchase or merger)), and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Sublicensee, employee, consultant, contractor, agent or Third Party agrees to be bound by terms of confidentiality and non-use consistent with those set forth in this Article 11; and provided further, that no financial terms shall be disclosed to any such potential acquirer or investor if it has a competing product to any Product.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 11.3(c) through (d), it will give reasonable advance notice to the other party of such disclosure and use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information and at least as diligently as such party would use to protect its own confidential information. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Section 11.3(c) through (d) shall still be deemed Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of Article 11.

11.4 Publications.

(a) If a party (the “Publishing Party”) proposes to publish or present on any results or data on any Product, or use thereof, or, in the case of Amgen as the Publishing Party, any Advaxis Technology (excluding publications or presentations which include only a standard source reference to Advaxis Technology, consistent with scientific journal publication practices) or, in the case of Advaxis as the Publishing Party, any Amgen Technology (excluding publications or presentations which include only a standard source reference to Amgen Technology, consistent with scientific journal publication practices), the other party (the “Non-Publishing Party”) shall, in accordance with and to the extent provided in the following clause (b), have the right to review and comment on any material proposed for such publication or presentation by the Publishing Party, such as by oral presentation at scientific conferences or seminars, scientific journal manuscripts or abstracts; provided, however, that Amgen will have the sole right (without Advaxis’ consent but subject to the review and comment provisions in Section 11.4(b)) to publish and make scientific presentations with respect to Products or make other public disclosures regarding any such Products, and Advaxis will not do so without Amgen’s prior written consent, except as required by law.

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(b) With respect to any such publications or presentation, before any such material is submitted for publication or presentation, the Publishing Party shall deliver a complete copy of such material to the Non-Publishing Party at least 30 days prior to the proposed submission for publication or presentation, and the Non-Publishing Party shall use reasonable efforts to give its comments to the Publishing Party as promptly as practicable following delivery of such material. The Publishing Party shall (a) give due consideration to any editorial comments received from the Non-Publishing Party, (b) comply with any request from the Non-Publishing Party to delete the Non-Publishing Party’s Confidential Information (for this purpose, Pre-Clinical Development Data shall not be considered Advaxis Confidential Information) in any such material, and (c) delay any submission for publication or presentation for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications in accordance with the terms of Article 8 hereof.

(c) Notwithstanding the foregoing, Advaxis will not publish any data revealing the sequence of patient-specific neo-epitopes or immune responses to such neo-epitopes, without Amgen’s prior written consent (to be given or withheld in its sole discretion).

11.5 Publicity; Public Disclosures. A joint press release substantially in the form attached hereto as Schedule 11.5 shall be issued by the parties on or following the Effective Date (but in no event later than four business days following the Effective Date). It is understood that each party may desire or be required to issue subsequent press releases or other public statements relating to this Agreement or activities hereunder, and each party agrees not to issue any press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior return consent of such party, not to be unreasonably withheld, conditioned or delayed; provided, that, no such consent shall be required with respect to the publication of materials or information that have been previously disclosed. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press release or public statement; provided, however, that the issuing party will provide the reviewing party with a copy of the proposed press release or public statement within a reasonable time prior to issuance thereof (but in no event less than four business days) and the parties will consult and work in good faith to prepare a mutually acceptable press release. Notwithstanding the foregoing (but subject to the parties’ rights to review and comment), either party may make such disclosures as required by law based on the advice of counsel (including with respect to the achievement of a Milestone and the amount of, and receipt of, any Milestone Payment). The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a party with the SEC or as otherwise required by law. In addition, following the initial press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

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11.6 Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 11 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the parties (or their Affiliates) dealing with the subject of this Agreement, including the Nondisclosure Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information of the applicable party for purposes of this Agreement.

11.7 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a party may suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 11. In addition to all other remedies, a party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 11 without the need to post any bond.

11.8 Attorney-Client Privilege. Neither party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving party, regardless of whether the disclosing party has asserted, or is or may be entitled to assert, such privileges and protections. The parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles, but are not obligated to do so.

12.	TERM AND TERMINATION

12.1 Term. This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12 or by mutual written agreement of the parties, shall continue, until the expiration of the Royalty Term with respect to any Product under this Agreement (the “Term”).

12.2 Termination for Cause. Each party shall have the right to terminate this Agreement upon 90 days’ (30 days’ for any payment default) prior written notice to the other party upon the occurrence of any of the following:

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(a) upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

(b) after the material breach of this Agreement by the other party if the breaching party has not cured such breach within the 90-day period (30-day period for any payment default) following written notice of termination by the non-breaching party. Notwithstanding the foregoing, in the event of a good faith dispute as to any payment due under this Agreement, the foregoing cure period with respect thereto will be tolled pending resolution of such dispute in accordance with the terms of this Agreement; provided, that for any dispute over payment such tolling of the cure period will only apply with respect to payment of the disputed amounts and not with respect to any undisputed amounts.

12.3 Individual Party Termination Rights.

(a) Amgen shall have the right to terminate this Agreement at any time and for any reason or for no reason upon delivery of at least (i) 60 days’ prior written notice to * if *, and (ii) 90 days’ prior written notice to *.

(b) Advaxis shall have the right to terminate this Agreement upon written notice to * if (i) * or any of its Affiliates directly, or indirectly through any Third Party, commences any opposition proceeding, post-grant review, inter partes review or ex parte reexamination or Third Party submissions or submits observations with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any * or (ii) any Sublicensee directly, or indirectly through any Third Party, commences any opposition proceeding, post-grant review, inter partes review or ex parte reexamination or Third Party submissions or submits observations with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any *, and (A) * does not cause such Sublicensee to withdraw such action or (B) * does not terminate the sublicense agreement with such Sublicensee, in each case, within 10 days of * receiving from * written notice of any such action being taken by such Sublicensee. Notwithstanding the foregoing, * shall have no such right to terminate this Agreement in the case of (I) * or any of its Affiliates’ good faith assertion that (x) any Invention claimed by a Patent filed by or on behalf of * as a * was an * or a Joint Invention; or (y) any Invention claimed by a Joint Invention Patent filed by or on behalf of * as a Joint Invention Patent was an *; (II) * or any of its Affiliates’ good faith assertion, in the context of whether a payment of royalties is due to *, that no Valid Claim within the * applies with respect to a Product; (III) any claim made by * or any of its Affiliates or Sublicensees as a defense in any lawsuit or administrative proceeding brought by or on behalf of * or its Affiliates, licensors or licensees; or (IV) any lawsuit, reexamination proceeding or opposition brought by * or any of its Affiliates or Sublicensees challenging the validity or enforceability of any claim within an issued * that does not claim the * that is licensed to * for use in the Program.

(c) Advaxis shall have the right to cause the parties to negotiate in good faith the termination of this Agreement pursuant to Section 3.3.

* Confidential material redacted and filed separately with the Commission.

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12.4 Effect of Expiration or Termination; Surviving Obligations.

(a) Effect of Expiration. Upon expiration of this Agreement in accordance with Section 12.1, and provided that Amgen has paid all undisputed payments payable under this Agreement, the licenses granted by Advaxis to Amgen shall become non-exclusive and survive on a fully-paid, irrevocable, perpetual basis, and all other rights and obligations of the parties under this Agreement shall terminate, except as provided elsewhere in this Section 12.4.

(b) Effect of Termination. Upon any termination of this Agreement, the following provisions shall apply (subject to Section 12.4(d)):

(i) all licenses granted pursuant to Sections 5.1 and 5.2 shall automatically terminate and all other rights and obligations of the parties under this Agreement shall terminate, except as provided elsewhere in this Section 12.4, and following such termination, Amgen shall have no further obligation pursuant to Section 4.5(a) to develop and commercialize any Product; and

(ii) upon Amgen’s request and subject to Advaxis’ consent, any sublicenses granted by Amgen pursuant to Section 5.2 with respect to any Product shall remain in effect and become direct licenses from Advaxis subject to the terms and conditions of the applicable sublicense agreement; provided, that the relevant Sublicensee is in good standing under this Agreement and the applicable sublicense agreement.

(c) Confidential Information and Material. Upon expiration or termination of this Agreement in its entirety, except to the extent that a party retains a license from the other party as provided in this Section 12.4, each party shall promptly, upon request of the other party, delete or destroy, all Material and relevant records and materials in such party’s possession or control containing Confidential Information of the other party; provided that such party may keep one copy of such records and materials for legal archival purposes only subject to continuing confidentiality obligations in accordance with Article 10.

(d) Survival. Expiration or termination of this Agreement shall not relieve the parties of any liability accruing prior to such expiration or termination. In addition to any provisions expressly set forth herein, the provisions set forth below shall survive expiration or termination of this Agreement:

Article 1 – Definitions

Section 8.3 – Taxes (with respect to sales of Products made before such expiration or termination)

Section 8.4 – Records; Audit (with respect to sales of Products made before such expiration or termination)

Section 8.5 – Late Payments (with respect to sales made before such expiration or termination)

Section 9.1 – Ownership of Intellectual Property

Section 9.2(a) and (b) – Patent Prosecution and Maintenance

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Sections 9.4 (a), (b), (e) and (f) – Infringement and Misappropriation by Third Parties (with respect to actions initiated prior to such expiration or termination)

Section 10.4 – Disclaimer

Section 10.5 – Limitation of Liability

Article 11 – Confidentiality

Section 12.4 – Effect of Termination; Surviving Obligations

Section 12.5 – Exercise of Right to Terminate

Section 12.6 – Damages; Relief

Section 12.7 – Rights in Bankruptcy

Article 13 – Indemnification

Article 14 – General Provisions

All other rights and obligations will terminate upon expiration or termination of this Agreement.

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12.5 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party solely with respect thereto; provided, however, that termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief at law or in equity that it may be entitled to upon such termination.

12.6 Damages; Relief. Subject to Section 12.5, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief at law or in equity that it may be entitled to upon such termination.

12.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one party to the other party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The parties agree that a party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same will, if not already in its possession, be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt party upon written request therefor by the other party.

13. INDEMNIFICATION

13.1 Indemnification by Advaxis. Advaxis hereby agrees to save, defend and hold Amgen and its Affiliates and its and their respective directors, officers, employees and agents (each, an “Amgen Indemnitee”) harmless from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Amgen Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the development, manufacture, use, handling, storage, sale or other disposition of any Product by or on behalf of Advaxis or its Affiliates or Sublicensees (b) the gross negligence or willful misconduct of Advaxis or any of its Affiliates, Sublicensees or subcontractors in performing under this Agreement, or (c) the breach by Advaxis of any warranty, representation, covenant or agreement made by Advaxis in this Agreement; except, in each case, to the extent such Losses result from clause (a), (b) or (c) of Section 13.2.

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13.2 Indemnification by Amgen. Amgen hereby agrees to save, defend and hold Advaxis, its Affiliates, its licensees and their respective directors, officers, employees and agents (each, an “Advaxis Indemnitee”) harmless from and against any and all Losses to which any Advaxis Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the development, manufacture, use, handling, storage, sale or other disposition of any Product by or on behalf of Amgen or its Affiliates or Sublicensees, (b) the gross negligence or willful misconduct of Amgen or any of its Affiliates, Sublicensees or subcontractors in performing under this Agreement, or (c) the breach by Amgen of any warranty, representation, covenant or agreement made by Amgen in this Agreement; except, in each case, to the extent such Losses result from clause (a), (b) or (c) or Section 13.1.

13.3 Control of Defense. Any entity entitled to indemnification under this Article 13 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses (provided, however, that any failure or delay to notify shall not excuse any obligation of the indemnifying party except to the extent such party is actually prejudiced thereby), and the indemnifying party shall assume (and have control over) the defense of such Losses with counsel reasonably satisfactory to the indemnified party and the indemnified party shall reasonably cooperate (at the indemnifying party’s reasonable expense). If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not settle any claim with respect to such Losses without the indemnified party’s prior written consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses. For clarity, the indemnified party may freely withhold its consent to a settlement of a claim with respect to Losses if (i) such settlement does not include a complete release from liability of the indemnified party or if such settlement would involve undertaking an obligation (including the payment of money by an indemnified party), (ii) would bind or impair the indemnified party or (iii) includes any admission of wrongdoing or that any intellectual property or proprietary right of the indemnified party or this Agreement is invalid, narrowed in scope or unenforceable. The Indemnified Party shall not settle or compromise any claim for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder.

13.4 Insurance. Each party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure sufficiently to provide materially the same level and type of protection) in an amount consistent with sound business practice and adequate in light of its obligations under this Agreement during the Term. Each party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other party upon request. Such insurance will not create a limit to either party’s liability hereunder.

14. GENERAL PROVISIONS

14.1 Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either party hereto under this Agreement shall be exclusively conducted in the English language.

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14.2 Entire Agreement; Modification. This Agreement (including the Schedules attached hereto) constitutes a complete and exclusive statement with respect to all of its terms. This Agreement (including the Schedules attached hereto) supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties.

14.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever. For clarity, the parties acknowledge and agree that their activities hereunder will not create a partnership for tax purposes.

14.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

14.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business or assets of such party relating to the subject matter of this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise (a “Sale Transaction”); or

42

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties specified above, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 14.5. Any assignment not in accordance with this Agreement shall be void.

14.6 Rights upon Change of Control or Material Breach by Advaxis.

(a) Advaxis shall give Amgen written notice within five days after the first public announcement or disclosure of any Change of Control of Advaxis. Upon such notice, Amgen shall have the right to (i) transfer or have transferred, in an orderly process, some or all of the activities and decision-making as contemplated herein from Advaxis to Amgen, upon written notice by Amgen, and (ii) exclude Advaxis (following such Change of Control) from participation in whole or in part from the JSC or any other governance committees or working teams.

(b) Upon the material breach of this Agreement by Advaxis and Advaxis’ failure to cure such breach within the 90-day period following written notice by Amgen of such breach, Amgen shall have the right, upon the further written notice to Advaxis, to elect, in lieu of termination pursuant to Section 12.2(b), to (i) transfer or have transferred, in an orderly process, some or all of the activities and decision-making as contemplated herein from Advaxis to Amgen, and (ii) exclude Advaxis (following such election) from participation in whole or in part from the JSC or any other governance committees or working teams. Following such election, all milestone and royalty payments otherwise due to Advaxis hereunder shall be reduced by 50%.

14.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than the parties and their successors and permitted assigns, except for the persons expressly entitled to indemnification as provided in Article 13 and only in accordance with the terms of such Article 13.

14.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) email or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party may designate by prior written notice to the other in accordance with this Section 14.9. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, five days after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries; or (iv) if emailed or sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next day.

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If to Amgen, notices must be addressed to:	with a copy (which shall not constitute notice) to:

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320 Attention: Corporate Secretary Facsimile: *	Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320 Attention: Senior Vice President, Business Development Facsimile: *

If to Advaxis, notices must be addressed to:	with a copy (which shall not constitute notice) to:

Advaxis, Inc. 305 College Road East Princeton, NJ 08540 Attention: Corporate Secretary	Advaxis, Inc. 305 College Road East Princeton, NJ 08540 Attention: President/Chief Executive Officer

14.10 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any event beyond such party’s reasonable control including acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

* Confidential material redacted and filed separately with the Commission.

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14.11 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

14.12 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

14.13 Schedules. All schedules referred to in this Agreement are attached hereto and incorporated herein by this reference.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this LICENSE AND COLLABORATION AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

ADVAXIS, INC.		AMGEN INC.

By:	/s/ Daniel J. O’Connor	By:	/s/ Robert A. Bradway
Name:	Daniel J. O’Connor	Name:	Robert A. Bradway
Title:	President & CEO	Title:	Chairman of the Board, President & CEO

Signature Page to License and Collaboration Agreement

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Schedule 1.1 – Advaxis Background Patents

Country	Advaxis Patent Family Ref. No.	Prosecution Status	Patent Number	Publication Number	Application Number	Title	Abstract	Priority Date	Filing Date
*	*	*	*		*	*	*	*	*
*	*	*	*		*	*	*	*	*
*	*	*		*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*

 * Confidential material redacted and filed separately with the Commission.

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Schedule 1.53 – The Program

The ADXS-NEO immunotherapy technology platform (“ADXS-NEO”) is defined as follows:

a.	*;
b.	*;
c.	*;
d.	*;
e.	*;
f.	*;
g.	*;
h.	*;
i.	*;
j.	*; and
k.	*.

 * Confidential material redacted and filed separately with the Commission.

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Schedule 4.3(C) – Supply Agreement Term Sheet

●	Approved clinical and commercial supply and quality agreements must be in place prior to (x) the first shipment of Product (such term, as used in this schedule, to be agreed upon by the parties) to Amgen or Amgen’s designated clinical site and (y) the manufacture of the lot designated for commercial launch, respectively.

●	Phase appropriate terms and descriptions outlined below, together with any terms contained or described in the Agreement, will serve as the basis for a definitive clinical and commercial supply agreement between the parties.

Term	Description
Stage Supplied	Advaxis will supply Amgen (or Amgen’s clinical site) with Product in finished form (i.e., drug product that has been packaged, labeled and is ready for immediate use) and manage all Third Party suppliers (unless otherwise agreed to by the parties) contracted by Advaxis to perform the Services (such term, as used in this schedule, to be agreed upon by the parties) for Amgen. For clarity, the manufacture of Product in finished form includes the entire process from patient biopsy, sequencing, manufacturing, testing, disposition, storage, transportation from and transportation to the patient.

Reserved Capacity	Advaxis will reserve a mutually agreed upon capacity for the manufacturing of Product for Amgen.

Material Safety Stock	Advaxis will hold a mutually agreed upon safety stock of Materials (such term, as used in this schedule, to be agreed upon by the parties) needed to perform the Services and manufacture Product for Amgen.

Product Safety Stock	Advaxis will generate sufficient Product supply to ensure patients receive all required doses (including provisions for safety factors, reserves, testing, etc.)

IncoTerm	Product will be supplied to Amgen (or the clinical site) EXW (Incoterms 2010 ICC) if shipment is domestic or FCA (Incoterms 2010 ICC) if shipment is international.

Cost	Product will be supplied to Amgen at Advaxis’ *. For clarity, if Advaxis is using a Third Party contract manufacturer, then the actual costs of the supplied product will be * for such Product.

Site of Manufacture	The JSC shall determine the manufacturing site. If Advaxis is manufacturing Product, or if Advaxis is manufacturing Product through the use of a Third Party contract manufacturer, then Amgen shall have the right to approve the site(s) utilized for manufacturing, such approval not to be unreasonably withheld.

Tech Transfer to Amgen or Third Party Manufacturer	If the JSC determines to transfer manufacturing of Products to Amgen (directly or through a Third Party contract manufacturer of its choice), Advaxis shall conduct a Technology Transfer to Amgen or its designee. The parties shall agree to the costs and manpower related to Technology Transfer.

* Confidential material redacted and filed separately with the Commission.

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Term	Description
Rejected batches	The parties shall agree to a process for replacing and/or reimbursement related to nonconforming Product.

Process Changes	Advaxis shall implement all mandatory (i.e. Regulatory mandated) changes and changes reasonably requested by Amgen. Amgen will have the right to approve all Process and Product changes requested by Advaxis used in the sequencing, manufacturing, testing, disposition, storage and transportation of Product. The Parties shall discuss the timing, cost and implementation of Process Changes so as to ensure continued supply of Product to patients.

Audit Right	Amgen shall have the right to perform financial audits of Advaxis solely as it relates to the Product and/or Services provided to Amgen once per twelve (12) months period.

Records	Advaxis shall be responsible for maintaining accurate records related to cold chain transportation, chain of custody, customs clearance and all associated costs. Amgen has the right to request and review such records at a mutually agreed to frequency.

Forecasting	The clinical and commercial supply agreement will contain phase appropriate forecasting provisions for the purchase of Product. Such forecasting provisions shall include: frequency of forecast submission (i.e. monthly, quarterly, etc.), length of forecast including binding and nonbinding portions of the forecast, min/max order quantity and forecast variance.

Additional terms	The supply agreement will contain customary terms including but not limited to: Representations, Warranties, Covenants, Indemnification, Limits of Liability, Dispute Resolution, Termination, IP Rights, Governing Law etc.

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Schedule 4.3(D) – Quality Agreement Term Sheet

●	Approved clinical and commercial supply and quality agreements must be in place prior to (x) the first shipment of Product (such term, as used in this schedule, to be agreed upon by the parties) to Amgen or Amgen’s designated clinical site, and (y) the manufacture of the lot designated for commercial launch, respectively.

●	Phase appropriate terms and descriptions outlined below, together with any terms contained or described in the Agreement, will serve as the basis for a definitive clinical and commercial quality agreement between the parties.

Section	High Level Summary
Purpose	Including scope, parties involved, products and services involved.

Roles & Responsibilities	Defined responsibilities, including Guiding Principles, Organizational Structure, and Communication expectations of each party, including contact information for parties involved.

cGMP Compliance	All services performed by Advaxis under the Supply and Quality Agreements shall be performed in compliance with cGMP, US Pharmacopoeia (“USP”), European Pharmacopoeia (“PhEur”), and other regulatory jurisdictions, as may be agreed between the parties, Amgen specifications, Product license filings, and all relevant international, federal, state and local laws and regulations and, to the extent consistent with the foregoing requirements and regulations, in accordance with Advaxis procedures and guidelines. Advaxis must have appropriate Quality Systems in place.

Specifications	Advaxis will manufacture and release Product to Amgen per mutually agreed upon specifications and cGMP. Amgen may perform certain specified additional testing of the Product.

Audit Right	Amgen will have the right to perform quality and/or facilities audits of Advaxis, or participate with Advaxis in its quality and/or facilities audit of its Third Parties utilized for sequencing, manufacturing, testing, disposition, storage, transportation of Product on a frequency to be agreed upon by both parties , as well as more often in case of a quality issue.

Person In Plant (PIP)	Amgen shall have the right to elect to locate one person in the plant (“PIP”) in the Advaxis facility to provide Product oversight during Phase III / commercial activities and any development and qualification activities, or as requested by Amgen.

Change Management including Change of Materials/ Change of Material Supplier	Defined requirements for changes proposed by Advaxis or Amgen. Amgen will have the right to approve all Material changes and/or changes of Material supplier used in the sequencing, manufacturing, testing, disposition, storage, transportation of Product.

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Section	High Level Summary
Exception Management	Defined terms to include the responsibilities during nonconformances/deviations and Out of Specification (OOS) investigations.

Disposition Requirements and Batch Rejection	Advaxis shall review and perform the manufacturer’s disposition for each Batch of Product. For each Batch of Product, Advaxis shall provide Amgen with predefined documentation prior to shipment of the Batch.

Document Access	Advaxis shall make available to Amgen Advaxis standard operating procedures, manufacturing records, specifications, laboratory records, summary reports, validation protocols and reports, investigation reports, training records, equipment, utilities and facilities, cleaning, calibration and maintenance records associated with the manufacture of Amgen products, and other supportive records/reports if and as far as reasonably required and relating to Product.

Regulatory Correspondence	Amgen and Advaxis shall establish a group consisting of one or more representatives from each party to coordinate the activities and the flow of information among the parties in support of regulatory filings and related regulatory matters. The purpose of this group is to provide timely and accurate submissions for Product and ensure all parties have the most current regulatory filings. Amgen shall lead the regulatory efforts in the Territories and is responsible for all Product regulatory filings and submissions with the relevant regulatory agencies. Advaxis shall supply specific information necessary for filings with regulatory agencies within timelines agreed to with Amgen for those filings for the Product.

Regulatory Inspections / Notifications	Advaxis shall notify Amgen of regulatory inspections at an Advaxis facility or a Third Party contract manufacturer related to the Product. Advaxis will permit, and cause its Third Party contract manufacturer(s) to permit, officials of any Regulatory Authority to inspect the manufacturing facility utilized for manufacturing Product for Amgen, and will inform Amgen promptly of any planned or anticipated inspection. Advaxis will permit, or cause its Third Party contract manufacturer to permit, Amgen to accompany such official inspection. Advaxis will provide Amgen with copies of all reports and communications with the Regulatory Authority in connection therewith, will take into account Amgen’s comments before responding to such communications and will remedy any deficiencies at its own expense.

Third Party Suppliers / Subcontractors	Amgen will have the right to approve all suppliers used in the support of manufacturing Product, such approval not to be unreasonably withheld. An Annex will be included with Subcontractor name, address and type of service provided at a minimum.

Dispute Resolution Parameters	Defined roles and responsibilities for dispute resolution unless covered in Supply Agreement.

Additional Terms	The quality agreement will contain customary terms including but not limited to: Animal Derived Raw Material Program, Annual Product Review, Analytical Testing Roles and Responsibilities, Regulatory Health Authority Product Testing and Method Transfers, Biological Product Deviation Reporting, Complaint/Adverse Event Requirements, Data Integrity, Label Controls, Product Recall Responsibilities, Quality Metrics, Receiving/Storage/Shipment of Raw Materials, Components and Product, Reference / Retention Sample Requirements, Reprocessing / Rework Requirements, Product Recall Responsibilities, Risk Management, Stability Program, Training Program, and Validation Program.

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Schedule 11.5 - Press Release

[See attached.]

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AMGEN®

ADVAXIS IMMUNOTHERAPIES™

News Release

AMGEN AND ADVAXIS ENTER GLOBAL CANCER IMMUNOTHERAPIES COLLABORATION

Collaboration Will Advance Highly Targeted, Patient-Specific Treatment Approach

Advaxis Will Hold a Teleconference at 9:30 a.m. ET Today

THOUSAND OAKS, Calif., and PRINCETON, N.J., (Aug. 2, 2016) – Amgen (NASDAQ:AMGN) and Advaxis, Inc. (NASDAQ:ADXS) today announced a global agreement for the development and commercialization of Advaxis' ADXS-NEO, a novel, preclinical investigational cancer immunotherapy treatment that is designed to activate a patient's immune system to respond against the unique mutations, or neoepitopes, contained in and identified from each individual patient's tumor. This collaboration brings together Amgen's development expertise in immuno-oncology with Advaxis' MINE™ (My Immunotherapy NeoEpitopes) program, which is uniquely positioned to develop a customized approach to cancer treatment.

Under the terms of the agreement, Amgen receives exclusive worldwide rights to develop and commercialize ADXS-NEO. Amgen will make an upfront payment to Advaxis of $40 million and purchase $25 million of Advaxis common stock. Amgen will be fully responsible for funding clinical and commercial activities. Advaxis will lead the clinical development of ADXS-NEO through proof-of-concept, retain manufacturing responsibilities, and receive development, regulatory and sales milestone payments of up to $475 million and potential high single digit to mid-double digit royalty payments based on worldwide sales.

"Amgen's collaboration with Advaxis leverages and enhances our development and commercialization expertise in novel immuno-oncology treatments," said Sean E. Harper, M.D., executive vice president of Research and Development at Amgen. "We look forward to partnering with Advaxis to advance this highly targeted and patient-specific treatment option for patients."

"Amgen is a pioneer in the science of using living cells to develop biologic medicines, making them an incredibly strong partner to develop and commercialize Advaxis' MINE," said Daniel J. O'Connor, president and chief executive officer at Advaxis. "With Amgen's resources, worldwide reach and a culture that embraces science and innovation, we are positioned to accelerate the clinical development program for ADXS-NEO to improve the lives of those who suffer from cancer."

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The Advaxis *Lm* Technology™ utilizes live attenuated *Listeria monocytogenes* (*Lm*) bioengineered to produce and deliver tumor antigen/adjuvant fusion proteins within antigen presenting cells with the goal of generating strong, T-cell-mediated immunity. For ADXS-NEO, DNA from each patient's primary tumor and/or metastases as well as normal cells, is sequenced and compared to identify mutations in genes coding for potential neo-antigens in the cancer. Advaxis then engineers and manufactures patient-specific *Lm*-LLO (listeriolysin O) vectors capable of immunizing them against neoepitopes exclusive to their cancer. After the ADXS-NEO infusion, neoepitope peptides corresponding to each patient's cancer-associated mutations are delivered directly into their antigen presenting cells by *Lm*-LLO, where they can stimulate cellular immune responses against multiple neoepitopes simultaneously. Clinical trials for ADXS-NEO are expected to begin in 2017.

About MINE™ (My Immunotherapy Neo-Epitopes) / ADXS-NEO
MINE™ (My Immunotherapy Neo-Epitopes) and ADXS-NEO are designed to activate a patient's immune system to respond against the unique mutations, or neoepitopes, contained in each individual patient's tumor. This strategy, using massive parallel sequencing, eliminates the need for predictive algorithms and enables the development of truly personalized immunotherapies that can be manufactured in a manner that is cost-effective and timely for patients.

MINE™ will evaluate the immunologic and anti-tumor activity of this patient tumor-specific, neoepitope-based immunotherapy. Advaxis and Amgen will use learnings from MINE to identify and target neoepitopes using *Lm* Technology™ and later develop patient specific immunotherapy constructs that incorporate the neoepitope sequences identified in the patient's tumor cells. Clinical studies using ADXS-NEO are in development.

Conference Call and Webcast
Advaxis will host a conference call today, Aug. 2, 2016, beginning at 9:30 a.m. ET. Please see below for details.

Conference call numbers:
Domestic/Canada: 888-466-4442
International: 719-325-2480
Conference ID: 2246109
Webcast: http://public.viavid.com/index.php?id=120644

Accessible via the Investor Relations section of Advaxis' website: http://ir.advaxis.com/

A replay of the conference call and webcast will be available beginning approximately one hour after the completion of the call. Access numbers for this replay are 1 (877) 870-5176 (U.S./Canada) and 1 (858) 384-5517 (international); conference ID: 2246109.

About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people's lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world's leading

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independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

About Advaxis, Inc.
Located in Princeton, N.J., Advaxis, Inc. is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary *Lm* Technology™. The *Lm* Technology™, using bioengineered live attenuated *Listeria monocytogenes* (*Lm*) bacteria, is the only known cancer immunotherapy agent shown in preclinical studies to both generate cancer-fighting T cells directed against cancer antigens and neutralize Tregs and myeloid-derived suppressor cells (MDSCs) that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis' lead *Lm* Technology™ immunotherapy, axalimogene filolisbac (AXAL), targets human papillomavirus (HPV)-associated cancers and is in clinical trials for three potential indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The U.S. Food and Drug Administration (FDA) has granted AXAL orphan drug designation for each of these three clinical settings , as well as a Special Protocol Assessment for the Phase 3 AIM2CERV trial in patients with high risk, locally advanced cervical cancer. AXAL has also been classified as an advanced therapy medicinal product for the treatment of cervical cancer by the European Medicines Agency's Committee for Advanced Therapies. Advaxis has two additional immunotherapy products in human clinical development: ADXS-PSA in prostate cancer and ADXS-HER2 in HER2-expressing solid tumors. Advaxis has received Fast Track Designation for ADXS-HER2 for the treatment of patients with newly-diagnosed, non-metastatic, surgically-resectable osteosarcoma and for AXAL for the treatment of high-risk locally advanced cervical cancer.

For additional information on Advaxis, visit www.advaxis.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Amgen Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including its most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those Amgen projects. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, preclinical results do not guarantee safe and effective

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performance of product candidates in humans. The complexity of the human body cannot be perfectly, or sometimes, even adequately modeled by computer or cell culture systems or animal models. The length of time that it takes for Amgen to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and Amgen expects similar variability in the future. Even when clinical trials are successful, regulatory authorities may question the sufficiency for approval of the trial endpoints Amgen has selected. Amgen develops product candidates internally and through licensing collaborations, partnerships and joint ventures. Product candidates that are derived from relationships may be subject to disputes between the parties or may prove to be not as effective or as safe as Amgen may have believed at the time of entering into such relationship. Also, Amgen or others could identify safety, side effects or manufacturing problems with its products after they are on the market.

Amgen's results may be affected by its ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing its products and global economic conditions. In addition, sales of Amgen's products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, Amgen's research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. Amgen or others could identify safety, side effects or manufacturing problems with its products after they are on the market. Amgen's business may be impacted by government investigations, litigation and product liability claims. In addition, Amgen's business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If Amgen fails to meet the compliance obligations in the corporate integrity agreement between it and the U.S. government, Amgen could become subject to significant sanctions. Further, while Amgen routinely obtains patents for its products and technology, the protection offered by its patents and patent applications may be challenged, invalidated or circumvented by its competitors, or Amgen may fail to prevail in present and future intellectual property litigation. Amgen performs a substantial amount of its commercial manufacturing activities at a few key manufacturing facilities and also depends on third parties for a portion of its manufacturing activities, and limits on supply may constrain sales of certain of its current products and product candidate development. In addition, Amgen competes with other companies with respect to many of its marketed products as well as for the discovery and development of new products. Further, some raw materials, medical devices and component parts for Amgen's products are supplied by sole third-party suppliers. The discovery of significant problems with a product similar to one of Amgen's products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on its business and results of operations. Amgen's efforts to acquire other companies or products and to integrate the operations of companies Amgen has acquired may not be successful. Amgen may not be able to access the capital and credit markets on terms that are favorable to it, or at all. Amgen is increasingly dependent on information technology systems, infrastructure and data security. Amgen's stock price may be volatile and may be affected by a number of events. Amgen's business performance could affect or limit the ability of the Amgen Board of Directors to declare a dividend or its ability to pay a dividend or repurchase its common stock.

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The scientific information discussed in this news release related to Amgen's product candidates is preliminary and investigative. Such product candidates are not approved by the U.S. Food and Drug Administration, and no conclusions can or should be drawn regarding the safety or effectiveness of the product candidates.

Advaxis Forward-Looking Statement
This media statement contains forward-looking statements, including, but not limited to: statements regarding Advaxis' ability to develop the next generation of cancer immunotherapies; and the safety and efficacy of Advaxis' proprietary immunotherapies. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2015, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

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CONTACTS:

Amgen, Thousand Oaks
Kristen Neese, 805-313-8267 (media)
Trish Hawkins, 805-447-5631 (media)
Arvind Sood, 805-447-1060 (investors)

Advaxis, Inc.
Greg Mayes, Executive Vice President and COO
mayes@advaxis.com
609-250-7515

JPA Health Communications (media)
David Connolly
dconnolly@jpa.com
617-543-3915

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